                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON D.C.  20549

                                     FORM 8-K/A



                         PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES AND EXCHANGE ACT OF 1934


         Date of Report (date of earliest event reported) :  June 15, 1998



                              INTERWEST BANCORP, INC.
                              -----------------------
               (Exact name of registrant as specified in its charter)

                        CHARTERED BY THE STATE OF WASHINGTON
                        ------------------------------------
           (State or other jurisdiction of incorporation or organization)

                                      0-26632
                                      -------
                               Commission file number

                                     91-1691216
                                     ----------
                        (I.R.S. Employer Identification No.)

                             275 SOUTHEAST PIONEER WAY
                               OAK HARBOR, WASHINGTON
                               ----------------------
                      (Address of principal executive offices)

                                       98277
                                       -----
                                     (Zip Code)

Registrant's telephone number including area code:               (360) 679-4181
                                                                 --------------

Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - INTERWEST BANCORP, INC. - YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 AS RESTATED TO REFLECT THE MERGERS WITH PACIFIC NORTHWEST BANK, PIONEER BANCORP, INC., AND PUGET SOUND BANCORP, INC.:

          Supplemental Report of Independent Auditors. . . . . . . . . . . . A-1

          Supplemental Consolidated Statement of Financial Condition . . . . A-2

          Supplemental Consolidated Statements of Income . . . . . . . . . . A-3

          Supplemental Consolidated Statements of Stockholders' Equity . . . A-4

          Supplemental Consolidated Statements of Cash Flows . . . . . . . . A-5

          Notes to Supplemental Consolidated Financial Statements. . . . . . A-7

     (b) SUPPLEMENTAL CONSOLIDATED CONDENSED FINANCIAL STATEMENTS - INTERWEST BANCORP, INC. - SIX MONTHS ENDED MARCH 31, 1998 AND 1997 AS
          RESTATED TO REFLECT THE MERGERS WITH PACIFIC NORTHWEST BANK, PIONEER BANCORP, INC., AND PUGET SOUND BANCORP, INC.:

          Supplemental Condensed Consolidated Statements of Financial
               Condition as of March 31, 1998 (Unaudited) and
               September 30, 1997. . . . . . . . . . . . . . . . . . . . . . B-1

          Supplemental Condensed Consolidated Statements of Income
               for the Six months ended March 31, 1998 and 1997
               (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . B-2

          Supplemental Condensed Consolidated Statements of Cash Flows
               for the Six months ended March 31, 1998 and 1997
               (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . B-3

          Notes to Unaudited Supplemental Condensed Consolidated Financial
               Statements. . . . . . . . . . . . . . . . . . . . . . . . . . B-5

     (c) SUPPLEMENTAL MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 AS RESTATED TO REFLECT THE MERGERS WITH PACIFIC NORTHWEST BANK, PIONEER BANCORP, INC., AND PUGET SOUND BANCORP, INC.
               . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1

     (d) SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997 AS RESTATED TO REFLECT THE MERGERS WITH PACIFIC NORTHWEST BANK, PIONEER BANCORP, INC., AND PUGET SOUND BANCORP, INC.
               . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . D-1

     (e)  EXHIBITS.

          23.1 Consent of Ernst & Young LLP
          23.2 Consent of Deloitte & Touche LLP
          27.1 Financial Data Schedule
          99.1 Independent Auditors' Report for Central Bancorporation

                                     SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the report to be signed on its behalf by the undersigned, there unto duly authorized.


                                        INTERWEST BANCORP,INC.

                                        By /s/ Stephen M. Walden
                                          ----------------------
                                          Stephen M. Walden,
                                          President and Chief Executive Officer

Dated:    July 23, 1998

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors, InterWest Bancorp, Inc.

               We have audited the accompanying supplemental consolidated statements of financial condition of InterWest Bancorp, Inc., and subsidiaries as of September 30, 1997 and 1996, and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. The supplemental consolidated financial statements give retroactive effect to the mergers of InterWest Bancorp, Inc. and Puget Sound Bancorp, Inc. on January 15, 1998, Pacific Northwest Bank on June 15, 1998, and Pioneer Bancorp on June 16, 1998, which have been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of InterWest's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Central Bancorporation and subsidiaries, which statements reflect net income constituting approximately 14.7 percent of the related 1995 consolidated financial statement total. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Central Bancorporation and subsidiaries, is based solely on the report of the other auditors.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

               In our opinion, based on our audits, and for 1995 the report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of InterWest Bancorp, Inc., and subsidiaries at September 30, 1997 and 1996, and the supplemental consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, after giving retroactive effect to the mergers described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

               As described in Note 2 to the supplemental consolidated financial statements, InterWest Bancorp, Inc. adopted certain new accounting standards in fiscal year 1997 as required by the Financial Accounting Standards Board.

Ernst & Young LLP
Seattle, Washington
October 30, 1997, except for Note 23 as to which the date is June 16, 1998

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


September 30,

DOLLARS IN THOUSANDS                                                                     1997           1996
------------------------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents
  Non-interest bearing                                                                 $68,953        $60,078
  Interest-bearing deposits in banks                                                   166,935         18,571
Federal funds sold                                                                      12,225          1,325
Securities available for sale, at fair value                                           563,167        416,831
Securities held to maturity (fair value: 1997--$129,470 and 1996--$248,962)            132,295        255,507
Loans receivable, net                                                                1,338,451      1,159,048
Loans held for sale (fair value: 1997--$10,451 and 1996--$11,396)                       10,230         11,223
Accrued interest receivable                                                             14,551         14,320
Real estate held for sale and for development                                           12,414         10,968
Federal Home Loan Bank (FHLB) stock, at cost                                            27,211         21,537
Premises and equipment, net                                                             47,381         39,089
Intangible assets                                                                        4,291          3,992
Other assets                                                                             4,824          3,596
                                                                                    -------------------------
Total assets                                                                        $2,402,928     $2,016,085
                                                                                    -------------------------

LIABILITIES

Non-interest bearing deposits                                                         $150,428       $123,018
Interest-bearing deposits                                                            1,318,032      1,266,384
                                                                                    -------------------------
Total deposits                                                                       1,468,460      1,389,402


FHLB advances                                                                          494,648        343,035
Securities sold under agreements to repurchase                                         258,993        119,945
Accrued expenses and other liabilities                                                  17,730         22,343
Other borrowings                                                                         2,327          3,713
                                                                                    -------------------------
Total liabilities                                                                    2,242,158      1,878,438


STOCKHOLDERS' EQUITY

Common stock, par value $.20 per share
  Authorized shares 20,000,000
  Issued and outstanding: 1997--10,443,208 shares and 1996--10,273,418 shares            2,092          2,063
Paid-in capital                                                                         34,018         32,370
Retained earnings                                                                      126,064        106,739
Treasury stock                                                                            (289)          (289)
Debt related to employee stock ownership plan (ESOP)                                        --           (312)
Net unrealized loss on securities available for sale, net of tax                        (1,115)        (2,924)
                                                                                    -------------------------
Total stockholders' equity                                                             160,770        137,647
                                                                                    -------------------------
Total liabilities and stockholders' equity                                          $2,402,928     $2,016,085
                                                                                    -------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME


Year ended September 30,


DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                             1997           1996           1995
-------------------------------------------------------------------------------------------------------------
INTEREST INCOME

Loans receivable and loans held for sale                                $115,053       $101,292        $86,206
Securities available for sale                                             35,201         23,452          7,654
Securities held to maturity                                               12,362         15,427         23,901
Other                                                                      2,590          3,656          1,970
                                                                       ---------------------------------------
                                                                         165,206        143,827        119,731

INTEREST EXPENSE

Deposits                                                                  61,007         56,083         52,615
FHLB advances and other borrowings                                        19,708         17,851         10,932
Securities sold under agreements to repurchase                            10,366          3,193          1,572
                                                                       ---------------------------------------
                                                                          91,081         77,127         65,119

Net interest income before provision for losses on loans                  74,125         66,700         54,612
Provision for losses on loans                                              1,508          2,452            929
                                                                       ---------------------------------------
Net interest income after provision for losses on loans                   72,617         64,248         53,683


NONINTEREST INCOME

Gain on sale of loans                                                      4,209          1,989          2,042
Gain on sale of loan servicing                                                --             --          1,831
Service fees                                                               9,452          8,675          5,613
Investment product fees and insurance commissions                          2,172          2,302          2,221
Gain on sale of securities available for sale                                587            584            335
Gain on sale of real estate held for sale and for development                346            806             16
Other                                                                      1,879          1,388            972
                                                                       ---------------------------------------
                                                                          18,645         15,744         13,030

NONINTEREST EXPENSE

Compensation and employee benefits                                        28,112         25,572         20,479
General and administrative                                                13,707         11,046          9,931
Occupancy                                                                  7,665          6,650          5,646
Data processing                                                            3,535          2,635          2,173
FDIC premium assessment                                                      428          1,998          2,063
Loss (credit) from real estate write-downs and operations                    585           (813)           426
SAIF assessment                                                               --          5,523             --
Special charges                                                               --          3,105             --
                                                                       ---------------------------------------
                                                                          54,032         55,716         40,718


Income before income taxes                                                37,230         24,276         25,995

Income Tax Expense                                                        12,681          7,785          8,721
                                                                       ---------------------------------------
Net Income                                                               $24,549        $16,491        $17,274
                                                                       ---------------------------------------
                                                                       ---------------------------------------
Basic Net Income Per Share                                              $   2.37      $    1.61      $    1.70
                                                                       ---------------------------------------
                                                                       ---------------------------------------
Diluted Net Income Per Share                                            $   2.30      $    1.57      $    1.67
                                                                       ---------------------------------------
                                                                       ---------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                               Net
                                                                                                           Unrealized
                                                                                                           Gain (Loss) on
                                                                                                           Securities
                                                                                                     Debt   Available
                                        Common Stock          Paid-In    Retained    Treasury     Related   for Sale,
                                    Shares         Amount     Capital    Earnings       Stock     to ESOP  Net of Tax       Total
---------------------------------------------------------------------------------------------------------------------------------
 DOLLARS IN THOUSANDS, EXCEPT SHARE DATA
---------------------------------------------------------------------------------------------------------------------------------
OCTOBER 1, 1994                   10,185,417      $2,038     $31,372     $80,826       $  --       $  --   $  (1,026)   $113,210

Net income                                                                17,274                                          17,274
Dividends,
  $0.29 per share                                                         (2,940)                                         (2,940)
Proceeds from exercise
  of stock options                    59,647          12         359                                                         371
Proceeds from sale of
  common stock, net                    5,658           1          67                                                          68
Unrealized gain
  on securities
  available for sale                                                                                           1,900       1,900
Purchase of
  treasury stock                     (18,500)                                           (289)                               (289)
Debt related to ESOP                 (55,926)                                                       (712)                   (712)
---------------------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1995                10,176,296       2,051      31,798      95,160        (289)       (712)        874     128,882

Net income                                                                16,491                                          16,491
Dividends,
  $0.43 per share                                                         (4,439)                                         (4,439)
Proceeds from exercise
  of stock options                    58,885          11         492                                                         503
Proceeds from sale of
   common stock, net                   6,087           1          80                                                          81
Unrealized loss
  on securities
  available for sale                                                                                          (3,798)     (3,798)
ESOP loan repayment                   32,150                                                         400                     400
Pooling accounting adjustment                                               (473)                                           (473)
---------------------------------------------------------------------------------------------------------------------------------

SEPTEMBER 30, 1996                10,273,418       2,063      32,370     106,739        (289)       (312)     (2,924)    137,647

Net income                                                                24,549                                          24,549
Dividends,
  $0.50 per share                                                         (5,224)                                         (5,224)
Proceeds from exercise
  of stock options                   157,342          31       2,022                                                       2,053
Proceeds from sale of
     common stock, net                12,525           3         191                                                         194
Unrealized gain
  on securities
  available for sale                                                                                           1,809       1,809
Common stock repurchased
  and retired                        (23,853)         (5)       (565)                                                       (570)
ESOP loan repayment                   23,776                                                         312                     312
---------------------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1997                10,443,208      $2,092     $34,018    $126,064       $(289)     $  ---     $(1,115)   $160,770
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS


Year ended September 30,


DOLLARS IN THOUSANDS                                                       1997           1996           1995
-------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES

Net income                                                              $24,549        $16,491        $17,274
Adjustments to reconcile net income to net
  cash provided by operating activities:
     Depreciation and amortization                                        3,781          3,007          2,517
     Provision for losses on loans                                        1,508          2,452            929
     Provision (benefit) for losses on real estate held for sale            196         (1,000)           250
     Accretion of premiums and discounts, net                             1,249          2,187          1,038
     Gain on sale of loans and loan servicing                            (4,209)        (1,989)        (3,873)
     Gain on sale of securities available for sale                         (587)          (584)          (335)
     Gain on sale of real estate held for sale and
       for development                                                     (346)          (806)           (16)
     Loan fees deferred, net of amortization                              1,192          1,464          1,118
     FHLB stock dividends                                                (1,551)        (1,536)        (1,093)
     Pooling accounting adjustment                                           --           (473)            --
Cash provided (used) by changes in operating assets
  and liabilities:
     Accrued interest receivable                                           (231)        (3,285)        (2,309)
     Other assets                                                          (996)         1,679           (884)
     Accrued expenses and other liabilities                              (6,054)        12,501          2,302
                                                                        -------------------------------------
BALANCE, net cash provided by operating activities                      $18,501        $30,108        $16,918


INVESTING ACTIVITIES

Proceeds from sale of securities available for sale                     359,641        173,847         82,930
Purchases of securities available for sale                             (634,115)      (300,250)      (197,087)
Proceeds from maturing securities available for sale                    113,433         26,074         14,323
Proceeds from maturing securities held to maturity                      232,471         39,016         24,707
Purchases of securities held to maturity                               (118,673)      (173,013)       (26,105)
Principal repayments on securities available for sale                    61,567         64,148          3,102
Principal repayments on securities held to maturity                       7,259         21,217         18,904
Proceeds from sale of loans                                              87,807         83,858         97,450
Net increase in loans receivable                                       (312,024)      (222,913)      (238,059)
Proceeds from sale of loan servicing                                         --             --          1,831
Proceeds from sale of real estate
  held for sale and for development                                       4,064          2,492          1,774
Purchases of premises and equipment                                     (12,797)        (8,662)       (10,194)
Purchases of FHLB stock                                                  (9,331)        (5,825)        (3,764)
Redemption of FHLB stock                                                  6,400          2,500            646
Improvements capitalized to real estate held for sale                    (1,894)        (2,749)        (1,528)
Net decrease (increase) in federal funds sold                           (10,425)         6,405          4,140
Intangible assets acquired through acquisitions                              --         (1,530)            --
                                                                        -------------------------------------
BALANCE, net cash used by investing activities                        $(226,617)     $(295,385)     $(226,930)

CONTINUED ON FOLLOWING PAGE

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Year ended September 30,

Dollars in thousands                                                       1997           1996           1995
-------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES

Net increase in deposits                                                 47,753         51,018          7,008
Net increase in certificates of deposit                                  31,305         77,438         99,584
Proceeds from FHLB advances, securities sold under agreements
  to repurchase, and other borrowings                                 1,459,216        654,071        534,459
Repayment of FHLB advances, securities sold under agreements
  to repurchase, and other borrowings                                (1,169,629)      (508,910)      (422,782)
Dividends paid                                                           (4,966)        (3,986)        (2,874)
Issuance of common stock from exercise of stock options                   2,246            584            439
Repurchase and retirement of common stock                                  (570)           ---             --
Repurchase of common stock                                                   --             --           (289)
                                                                        -------------------------------------
Net cash provided by financing activities                               365,355        270,215        215,545

Net increase in cash and cash equivalents                               157,239          4,938          5,533


CASH AND CASH EQUIVALENTS

Beginning of year                                                        78,649         73,711         68,178
                                                                        -------------------------------------
End of year                                                            $235,888        $78,649        $73,711
                                                                        -------------------------------------
                                                                        -------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the year for:
  Interest                                                              $89,762        $76,050        $64,167
  Income taxes                                                            9,829          9,810          7,594
Noncash transactions:
  Loans receivable transferred to real estate held for sale, net          2,274          1,695            317
  Premises and equipment transferred to real estate
     held for sale                                                        1,179             --             --
  Loans receivable securitized as securities available for sale          43,810             --             --
  Transfer of securities from held to
     maturity to available for sale                                          --        210,640          5,867
  ESOP loan repayment                                                       312            400             --

 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION--The consolidated financial statements include the accounts of InterWest Bancorp, Inc., and its wholly-owned subsidiaries (collectively, InterWest). InterWest Bancorp Inc.'s wholly-owned subsidiaries are InterWest Bank, Pacific Northwest Bank, Pioneer National Bank and First National Bank of Port Orchard. All material inter-company transactions and balances have been eliminated. On July 28, 1995, InterWest Bank reorganized into the holding company form of ownership resulting in InterWest Bancorp, Inc. becoming the sole stockholder of InterWest Bank. In the reorganization, each outstanding share of common stock of InterWest Bank and options to acquire shares of common stock of InterWest Bank were converted to shares or options for shares of InterWest Bancorp, Inc.

     On August 31, 1996, InterWest Bancorp, Inc. acquired Central Bancorporation (Central) of Wenatchee, Washington, whose principle subsidiary was Central Washington Bank. Central Washington Bank was merged into InterWest Bank effective October 14, 1996. On January 15, 1998, InterWest Bancorp, Inc. acquired Puget Sound Bancorp (Puget) of Port Orchard, Washington, whose subsidiary bank was First National Bank of Port Orchard. On June 15, 1998, InterWest Bancorp, Inc. acquired Pacific Northwest Bank (Pacific) of Seattle, Washington. On June 16, 1998, InterWest Bancorp, Inc. acquired Pioneer Bancorp (Pioneer) of Yakima, Washington, whose subsidiary bank was Pioneer National Bank. These transactions have been accounted for as pooling-of-interests. Accordingly, InterWest's consolidated financial statements have been restated for all periods prior to the previously discussed acquisitions to include the accounts and operations of Central, Puget, Pacific and Pioneer as if the companies were combined for all periods presented. These consolidated financial statements giving retroactive effect to the mergers of Central, Puget, Pacific and Pioneer will become the historical consolidated financial statements. In accordance with generally accepted accounting principles, the December 31 fiscal year end of Central, Puget, Pacific and Pioneer has been incorporated with InterWest's September 30 fiscal year end.

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that impact amounts reported in the financial statements. Changes in these estimates and assumptions are considered reasonably possible and may have a material impact on the financial statements and thus actual results could differ from the amounts reported and disclosed herein.

NATURE OF BUSINESS--InterWest Bancorp, Inc. is a multi-bank holding company incorporated in Washington state. Through its subsidiaries, a wide range of financial services are offered to individuals and businesses throughout western and central Washington state. Financial services of InterWest include the traditional banking activities of accepting deposits from the general public and making residential loans, consumer loans and certain types of commercial real estate loans. The mergers with Central, Puget, Pacific and Pioneer have provided InterWest with access to the business segment of commercial banking.

     Investments are available through InterWest Financial Services Inc., and insurance products are provided by InterWest Insurance Agency Inc., subsidiaries of InterWest Bank.

CASH AND CASH EQUIVALENTS--For purposes of the consolidated statements of cash flows, InterWest considers all deposits and securities with an original term to maturity of three months or less to be cash equivalents.

SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD TO MATURITY--Those securities that InterWest has the positive intent and ability to hold to maturity are classified as held to maturity and are recorded at cost, net of unamortized discounts or premiums. Discounts are accreted and premiums are amortized using the effective yield method to maturity of the securities. Such accretion and amortization is included as interest income on investment securities. Securities are adjusted to the lower of cost or fair value only when an other than temporary impairment in value occurs.

     Those securities that are not classified as held to maturity are classified as available for sale, and are carried at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. The basis of securities subsequently sold is determined by the specific identification method.

LOANS RECEIVABLE AND LOANS HELD FOR SALE--Loans receivable are stated at the principal amount outstanding, net of deferred loan fees, any discounts and the allowance for losses on loans. Loans intended for sale in the secondary market are carried at the lower of cost or estimated fair value in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

LOAN FEE INCOME, INTEREST INCOME ON LOANS RECEIVABLE AND UNEARNED INTEREST-- Loan origination fees and direct costs related to loan origination activities are deferred and amortized into interest income over contractual or actual loan lives as an adjustment to the loan yield. Deferred fees and costs related to loans sold are recognized into income at the time the loans are sold. Interest is accrued on loans receivable until the loan is 90 days delinquent or management doubts the collectibility of the loan or the unpaid interest, at which time InterWest establishes a reserve for any accrued interest.

     If management determines the ultimate collectibility of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the principal balance.

ALLOWANCE FOR LOSSES ON LOANS--The allowance for losses on loans is maintained at a level sufficient to provide for estimated losses based on evaluating known and inherent risks in the loan portfolio and upon management's continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, and detailed analysis of individual loans for which full collectibility may not be assured. The appropriate reserve level is estimated based upon factors and trends identified by management at the time financial statements are prepared.

     When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged-off against the allowance for losses on loans. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; InterWest has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

     On October 1, 1995, InterWest adopted Statement of Financial Accounting Standards (SFAS) No. 114 "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." It is applicable to all loans except large groups of smaller-balance homogenous loans that are collectively evaluated for impairment, and loans that are measured at fair value or at the lower of cost or fair value. InterWest considers all single-family residential (including construction) and consumer loans to be smaller balance homogenous loans. A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires that the valuation of impaired loans be based on the present value of expected future cash flows discounted at the loans effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Generally, InterWest evaluates a loan for impairment in accordance with SFAS No. 114 when it is placed on nonaccrual status or if a loan is internally risk rated as substandard or doubtful. The detailed analysis includes techniques to estimate the fair value of the loan collateral and the existence of potential alternative sources of repayment.

     A provision for losses on loans, which is a charge against income, is added to the allowance for losses on loans based on quarterly assessments of the loan portfolio. While management has attributed the allowance for losses on loans to various loan portfolio segments, the allowance is general in nature and is available for the loan portfolio in its entirety.

     The ultimate recovery of all loans is susceptible to future market factors beyond InterWest's control. These factors may result in losses or recoveries differing significantly from those provided in the financial statements.

REAL ESTATE HELD FOR SALE AND REAL ESTATE HELD FOR DEVELOPMENT--Real estate held for sale and real estate held for development (collectively, real estate) includes properties acquired through foreclosure, property acquired with the intention of holding for development, and investments in real estate joint ventures. These properties are initially recorded at the lower of cost or fair value and are subsequently evaluated to determine that the carrying value does not exceed the fair value of the property. Development costs including materials and labor are capitalized on properties in development. Losses that result from ongoing periodic valuation of these properties are charged to operations in the period in which they are identified and are included in loss from real estate write-downs and operations in the consolidated statements of income. The amounts InterWest will ultimately recover from real estate held for sale and held for development may differ substantially from the carrying value of the assets because of future market factors beyond InterWest's control or because of changes in InterWest's strategy for sale or development of the property.

PREMISES AND EQUIPMENT--Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line method over estimated useful lives of up to forty years for bank buildings and three to twenty years for furniture and equipment.

INTANGIBLE ASSETS--Intangible assets arising from certain branch and other acquisitions represent the excess of the purchase price over fair value of net assets acquired. Intangible loan servicing assets are recorded when loans are originated and subsequently sold with the servicing rights retained. Intangible assets are amortized using the straight-line and accelerated methods over periods not exceeding fifteen years. InterWest periodically evaluates intangible assets for impairment. The level of intangible assets at September 30, 1997, was supported by the value attributed to the operations acquired.

INCOME TAXES--InterWest accounts for income taxes on the liability method.
Under the liability method, a deferred tax asset or liability is determined based on the enacted tax rates which will be in effect when the differences between the financial statement carrying amounts and tax basis of existing assets and liabilities are expected to be reported in InterWest's income tax returns. The deferred tax provision for the year is equal to the net change in the deferred tax asset and liability accounts from the beginning to the end of the year. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME PER SHARE--The diluted weighted average shares outstanding during the years ended September 30, 1997, 1996 and 1995 includes common stock equivalent shares outstanding using the treasury stock method. Common stock equivalents include shares issuable upon exercise of stock options. Unallocated shares relating to the debt leveraged money purchase employee stock ownership plan debt obligation are deducted in the calculation of the weighted average shares outstanding.

STOCK OPTIONS--InterWest employee stock options are accounted for under accounting principle board opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Stock options are granted at exercise prices not less than the fair value of common stock on the date of grant. Under APB No. 25, no compensation expense is recognized pursuant to InterWest's stock option plans.

RECLASSIFICATIONS--Certain reclassifications have been made to the 1996 and 1995 consolidated financial statements to conform to 1997 presentation. The effects of the reclassifications are not considered material.

NOTE 2  ACCOUNTING CHANGES

InterWest adopted the following accounting pronouncements during the year ended September 30, 1997.

     Effective October 1, 1996, InterWest adopted Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" which requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes indicate that the carrying amount of an asset is not recoverable. Such assets are assessed quarterly for other-than-temporary impairment. Impairment is measured based on the present value of expected cash flows for the asset and its eventual disposition. The adoption of this statement had no material impact on InterWest's financial condition or results of operations.

     Effective October 1, 1996 InterWest adopted SFAS No.122 "Accounting for Mortgage Servicing Rights" which requires that mortgage servicing rights be capitalized when acquired either through the purchase or origination of mortgage loans that are subsequently sold or securitized with the servicing rights retained. SFAS No. 122 also requires an enterprise, on a periodic basis, to assess the capitalized mortgage servicing rights for impairment based on the fair value of those rights. InterWest evaluates mortgage servicing rights for impairment on a quarterly basis using a valuation model which incorporates estimated future servicing income, discount rates, prepayment speeds and default rates. Mortgage servicing rights are included in intangible assets and are amortized as an offset to services fees in proportion to and over the period of estimated net servicing income not to exceed 15 years. The adoption of SFAS No. 122 did not have a material impact on InterWest's financial condition or results of operations. This statement was only effective during the period October 1, 1996 through December 31, 1996 as SFAS No. 122 was superseded effective January 1, 1997 by SFAS No. 125.

     Effective January 1, 1997 InterWest adopted SFAS No. 125 "Accounting for Transfers and Servicing of Assets and Extinguishments of Liabilities" which supersedes SFAS No. 122. This statement requires that accounting and reporting standards for the transfer of and servicing of financial assets and extinguishments of liabilities be based on consistent application of the financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, InterWest recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Provisions of SFAS No. 125 that deal with securities lending, repurchase and dollar repurchase agreements and the recognition of collateral will not be adopted until January 1, 1998. The adoption of the delayed provisions of SFAS No. 125 is not expected to have a material impact on InterWest's financial condition or results of operations. The adoption of SFAS No. 125 did not have a material effect on InterWest's financial condition or results of operations.

     Effective October 1, 1996 InterWest adopted SFAS No. 123, "Accounting for Stock-based Compensation". This statement requires expanded disclosures of stock-based compensation arrangements with employees and encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. As permitted by this statement, InterWest continues to follow the rules to measure compensation as outlined in APB No. 25, but InterWest is now required to disclose pro forma amounts of net income and earnings per share that would have been reported under the fair value recognition provisions of SFAS No. 123. The adoption of SFAS No. 123 had no material impact on the results of operations or financial condition of InterWest.

     The Financial Accounting Standards Board (FASB) has issued statements of financial accounting standards which will modify the current method of accounting utilized by InterWest.

     In June, 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and disclosure of comprehensive income and its components. Comprehensive income is defined as the change in equity during a period. Comprehensive income includes net income and other comprehensive income which refers to unrealized gains and losses that under generally accepted accounting principles are excluded from net income. Under this statement, InterWest will include a comprehensive income statement that is presented as a financial statement. For InterWest, adoption of this statement is required in fiscal year 1999.

     In June, 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards and requirements for public enterprises regarding information about operating segments in annual financial statements. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. Operating segments are components of an enterprise that are evaluated regularly by the chief executive officer in deciding how to allocate resources and in assessing performance. For InterWest, adoption of this statement is required in fiscal year 1999.

     The adoption of these statements will impact the disclosures in InterWest's financial statements, however, management does not believe that adoption of these statements will have a material impact on InterWest's financial condition or results of operations.

NOTE 3  SECURITIES AVAILABLE FOR SALE

Securities available for sale are recorded at estimated fair value. The amortized cost and estimated fair values of investment securities available for sale are summarized as follows:

                                                                                   GROSS          GROSS        ESTIMATED
                                                                  AMORTIZED     UNREALIZED     UNREALIZED        FAIR
DOLLARS IN THOUSANDS                                                COST           GAINS         LOSSES          VALUE
------------------------------------------------------------------------------------------------------------------------
September 30, 1997
   U.S. treasury and agency securities                             $306,280           $319           $308       $306,291
   Obligations of states and political subdivisions                   5,310            104             --          5,414
   Mortgage-backed and related securities                           252,427            622          2,460        250,589
   Other securities                                                     871              3              1            873
                                                                  -----------------------------------------------------
   Total securities                                                $564,888         $1,048         $2,769       $563,167
                                                                   -----------------------------------------------------
                                                                   -----------------------------------------------------
September 30, 1996
   U.S. treasury and agency securities                              $52,310           $119           $114        $52,315
   Obligations of states and political subdivisions                  11,435             56             33         11,458
   Mortgage-backed and related securities                           356,368            577          5,103        351,842
   Other securities                                                   1,214              3              1          1,216
                                                                   -----------------------------------------------------
   Total securities                                                $421,327           $755         $5,251       $416,831
                                                                   -----------------------------------------------------
                                                                   -----------------------------------------------------

The amortized cost and estimated fair value of securities available for sale as of September 30, 1997 by contractual maturity are summarized as follows:


                                                                                ESTIMATED
                                                                 AMORTIZED         FAIR
DOLLARS IN THOUSANDS                                                COST          VALUE
-----------------------------------------------------------------------------------------
  Due in one year or less                                           $4,014         $4,016
  Due after one year but within five years                         291,375        291,377
  Due after five years but within ten years                         14,657         14,712
  Due after 10 year                                                  2,415          2,473
                                                                  -----------------------
                                                                   312,461        312,578
  Mortgage-backed and related securities                           252,427        250,589
                                                                  -----------------------
  Total securities                                                $564,888       $563,167
                                                                  -----------------------
                                                                  -----------------------

     Proceeds from the sale of securities available for sale during 1997, 1996 and 1995 were $359,641,000, $173,847,000 and $83,058,000, respectively.
InterWest realized gains of $1,132,000, $1,195,000, and $473,000 and losses of $545,000, $611,000 and $138,000 on those sales during 1997, 1996 and 1995, respectively.

     During October, 1995, FASB issued a report entitled "A GUIDE TO IMPLEMENTATION OF STATEMENT 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, QUESTIONS AND ANSWERS" that allowed companies a one-time reassessment and related reclassification from the held to maturity portfolio to the available for sale portfolio without adverse accounting consequences for the remainder of the held to maturity portfolio. During December, 1995, InterWest elected to take advantage of this opportunity and reclassified $204,363,000 of its securities held to maturity into the available for sale portfolio.

NOTE 4  SECURITIES HELD TO MATURITY

Securities available for sale are recorded at amortized cost. The amortized cost and estimated fair value of investment securities held to maturity securities are summarized as follows:

                                                                                    Gross          Gross      Estimated
                                                                  Amortized      Unrealized     Unrealized      Fair
DOLLARS IN THOUSANDS                                                 Cost           Gains         Losses       Value
------------------------------------------------------------------------------------------------------------------------
September 30, 1997
  U.S. treasury and agency securities                              $20,300            $19           $  -        $20,319
  Obligations of states and political subdivisions                  10,841            154              3         10,992
  Mortgage-backed and related securities                           101,154             78          3,073         98,159
                                                                  -----------------------------------------------------
  Total securities                                                $132,295           $251         $3,076       $129,470
                                                                  -----------------------------------------------------
September 30, 1996
  U.S. treasury and agency securities                             $133,327            $12            $32       $133,307
  Obligations of states and political subdivisions                  10,301            132             20         10,413
  Mortgage-backed and related securities                           111,879             21          6,658        105,242
                                                                  -----------------------------------------------------
Total securities                                                  $255,507           $165         $6,710       $248,962
                                                                  -----------------------------------------------------
                                                                  -----------------------------------------------------

The amortized cost and estimated fair value of securities held to maturity as of September 30, 1997 by contractual maturity are summarized as follows:

                                                                                 Estimated
                                                                  Amortized        Fair
DOLLARS IN THOUSANDS                                                Cost          Value
------------------------------------------------------------------------------------------
   Due in one year or less                                           $2,452         $2,443
   Due after one year but within five years                          26,334         26,445
   Due after five years but within ten years                          2,355          2,423
                                                                   -----------------------
'                                                                    31,141         31,311
   Mortgage-backed and related securities                           101,154         98,159
                                                                   -----------------------
Total securities                                                   $132,295       $129,470
                                                                   -----------------------
                                                                   -----------------------

     At September 30, 1997, InterWest had $53,609,000 of securities classified as high-risk securities according to Federal Financial Institutions Examination Council's supervisory guidance for analyzing and classifying mortgage derivative products. The market value of those securities was $50,653,000 and the weighted average yield was 6.02 percent.

NOTE 5  LOANS RECEIVABLE, NET AND LOANS HELD FOR SALE

Loans receivable, net and loans held for sale (originated principally in Washington) consisted of the following at September 30:


DOLLARS IN THOUSANDS                                        1997           1996
--------------------------------------------------------------------------------
Real estate mortgage loans
  Single-family residential                             $701,840       $630,147
  Multi-family residential                                58,137         55,256
  Commercial                                             214,232        191,348
Real estate construction                                 136,580        114,698
Consumer loans                                            73,876         63,240
Commercial loans                                         155,265        122,275
Agricultural loans                                        30,491         14,007
                                                      -------------------------
  Total                                                1,370,421      1,190,971
Less:
  Allowance for losses on loans                           11,104         10,235
  Deferred loan fees and discounts                        10,636         10,465
                                                      -------------------------
                                                      $1,348,681     $1,170,271
                                                      -------------------------
                                                      -------------------------


     InterWest serviced loans, owned in whole or in part by others, of $365,876,000, $311,764,000, and $305,955,000 at September 30, 1997, 1996, and
1995 respectively.

     As of September 30, 1997, InterWest had $219,755,000 in real estate loan commitments outstanding. Other loan commitments, which includes business and consumer credit lines, totaled $111,668,000 as of September 30, 1997. Outstanding commitments under standby letters of credit and commercial letters of credit totaled $3,045,000 and $969,000, respectively, as of September 30, 1997.

     Non-accrual loans totaled $5,144,000 and $3,839,000 at September 30, 1997 and 1996, respectively. If interest on these loans had been recognized, such income would have been $382,000 and $240,000 for the years ended September 30, 1997 and 1996, respectively.

     InterWest originates loans primarily in the state of Washington. Although InterWest has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent the economy of Washington state.

NOTE 6  ALLOWANCE FOR LOSSES ON LOANS

The activity in the allowance for losses on loans for the year ended September 30 is summarized as follows:


DOLLARS IN THOUSANDS                                        1997           1996           1995
-----------------------------------------------------------------------------------------------
Balance, beginning of year                               $10,235         $7,841         $7,233
  Provision for losses on loans                            1,508          1,552            929
  Provision pursuant to acquisition                           --            900             --
Recoveries                                                   401            425            399
Charge-offs                                               (1,040)          (483)          (720)
                                                         -------------------------------------
Balance, end of year                                     $11,104        $10,235         $7,841
                                                         -------------------------------------
                                                         -------------------------------------

     The following is a summary of loans considered to be impaired in accordance with SFAS No. 114 and the related interest income as of and for the year ended September 30:


DOLLARS IN THOUSANDS                                        1997           1996
--------------------------------------------------------------------------------
Recorded investment in impaired loans                     $3,261         $5,677
Average recorded investment in impaired loans              4,109          5,980
Interest income recognized on impaired loans                 326            526


     All impaired loans were evaluated for impairment based on the fair value of the collateral as all impaired loans are collateral dependent. Total allocated reserves for impaired loans were $92,000 and $155,000 as of September 30, 1997 and

1996, respectively. Interest income on impaired loans is normally recognized on the accrual basis, unless the loan is more than 90 days past due, in which case interest income is recorded on a cash basis.

NOTE 7  REAL ESTATE HELD FOR SALE AND FOR DEVELOPMENT

Real estate held for sale and for development at September 30 is summarized as follows:


DOLLARS IN THOUSANDS                                                        1997           1996
-----------------------------------------------------------------------------------------------
Real estate owned acquired through foreclosure                            $6,945         $6,053
Real estate held for development                                           5,469          4,915
                                                                         ----------------------
                                                                         $12,414        $10,968
                                                                         ----------------------
                                                                         ----------------------

NOTE 8  PREMISES AND EQUIPMENT, NET

Premises and equipment consisted of the following at September 30:


DOLLARS IN THOUSANDS                                                       1997           1996
-----------------------------------------------------------------------------------------------
Buildings                                                               $33,105        $28,215
Furniture and equipment                                                  24,821         19,485
                                                                        ----------------------
                                                                         57,926         47,700
Less accumulated depreciation                                           (20,375)       (18,007)
                                                                        ----------------------
                                                                         37,551         29,693
Land                                                                      9,830          9,396
                                                                        ----------------------
                                                                        $47,381        $39,089
                                                                        ----------------------
                                                                        ----------------------

     Depreciation expense for 1997, 1996 and 1995 was $3,379,000, $2,717,000 and
$2,306,000, respectively.

     InterWest leases certain premises under operating leases. Rental expense for leased premises was $1,417,000, $1,223,000 and $1,089,000 for 1997, 1996 and
1995, respectively. Minimum rental commitments under noncanceable operating leases having an original or remaining term of more than one year were as follows as of September 30, 1997:


      DOLLARS IN THOUSANDS
      Year Ending September 30:
      ----------------------------------------------
      1998                                    $1,415
      1999                                     1,314
      2000                                     1,320
      2001                                     1,256
      2002                                       765
      Thereafter                               1,789
                                              ------
      Total minimum rental commitments        $7,859
                                              ------
                                              ------

NOTE 9  INTANGIBLE ASSETS

Intangible assets consisted of the following as of September 30:


DOLLARS IN THOUSANDS                                   1997           1996
--------------------------------------------------------------------------
Acquisition intangibles                              $2,308         $2,569
Servicing intangibles                                 1,983          1,423
                                                     ---------------------
                                                     $4,291         $3,992
                                                     ---------------------
                                                     ---------------------

The changes in the servicing intangible assets for the years ended September 30 is summarized as follows:


DOLLARS IN THOUSANDS                                   1997           1996
---------------------------------------------------------------------------
Balance, beginning of year                           $1,423         $1,313
    Additions                                           995            268
    Less amortization                                  (435)          (158)
                                                     ---------------------
Balance, end of year                                 $1,983         $1,423
                                                     ---------------------
                                                     ---------------------

The estimated fair value of servicing intangible assets approximated the book value as of September 30, 1997 and 1996. The estimated fair value was determined by using discounted estimated future cash flows from the servicing assets, using discount rates that approximate current market rates and using estimated future prepayment rates.

NOTE 10  DEPOSITS

Deposits consisted of the following at September 30:

                                     Weighted Average
                                    Interest Rate as of
DOLLARS IN THOUSANDS                 September 30, 1997     1997        1996
-----------------------------------------------------------------------------
Non-interest bearing deposits                  --       $150,428    $123,018
Interest-bearing checking accounts           1.39%       136,402     126,907
Money market accounts                        3.73        185,029     169,757
Savings accounts                             2.80        116,135     120,559
                                             -------------------------------
                                             2.05%       587,994     540,241
                                             -------------------------------
Certificates:
    Due within one year                                  633,426     642,725
    After one year but within two years                  113,481     139,498
    After two years but within three years               117,246      44,781
    After three years but within four years                7,356      12,405
    After four years but within five years                 7,752       7,547
    After five years                                       1,205       2,205
                                                         -------------------
Total certificates                           5.66        880,466     849,161
                                             -------------------------------
Total deposits                               4.21%    $1,468,460  $1,389,402
                                             -------------------------------
                                             -------------------------------

     Deposits at September 30, 1997 and 1996, include $103,279,000 and $92,031,000, respectively, in public fund deposits. Securities with a book value of $12,756,000 and $11,623,000 were pledged as collateral on these deposits at September 30, 1997 and 1996, respectively, which exceeds the minimum collateral requirements established by the Washington Public Deposit Protection Commission.

     Certificates greater than or equal to $100,000 included in the above amounts totaled $338,062,000 and $245,766,000 at September 30, 1997 and 1996,
respectively.

     Deposit interest expense by account type for the year ended September 30 was as follows:


DOLLARS IN THOUSANDS                         1997           1996        1995
-----------------------------------------------------------------------------
Other certificates                        $31,678        $32,005     $29,031
Certificates greater than or equal
    to $100,000                            18,330         13,102      12,381
Money market accounts                       6,316          5,559       4,062
Savings accounts                            2,880          3,151       4,714
Checking accounts                           1,803          2,266       2,427
                                          ----------------------------------
                                          $61,007        $56,083     $52,615
                                          ----------------------------------
                                          ----------------------------------

NOTE 11  FEDERAL HOME LOAN BANK ADVANCES

At September 30, FHLB advances were scheduled to mature as follows:

                                                       1997                                  1996

DOLLARS IN THOUSANDS                       Amount        Interest Rates           Amount         Interest Rates
---------------------------------------------------------------------------------------------------------------
Within one year                           $396,354        4.36%--6.82%            $252,400        4.56%--5.95%
One to two years                            75,546        5.36%--7.28%              49,802        4.36%--6.27%
Two to three years                          11,548        4.68%--6.55%              24,906        5.36%--7.28%
Three to four years                             --                  --              15,274        4.68%--6.55%
Four to five years                          11,200        5.35%--7.70%                 253               5.28%
Five to six years                                                                      400               7.70%
                                          --------------------------------------------------------------------
Total                                     $494,648                  --            $343,035                  --
                                          --------------------------------------------------------------------
                                          --------------------------------------------------------------------

     Advances are collateralized by FHLB stock owned by InterWest, deposits with the FHLB and certain mortgages or deeds of trust securing such properties. As of September 30, 1997, the minimum book value of eligible collateral pledged for these borrowings was $593,578,000.

     The maximum and average outstanding and weighted average interest rates on advances from the FHLB were as follows during the year ended September 30:


DOLLARS IN THOUSANDS                                                                  1997                1996
---------------------------------------------------------------------------------------------------------------
Maximum outstanding at any month end                                              $494,948            $386,837
Average outstanding                                                                347,444             317,554
Weighted average interest rates:
    Annual                                                                            5.64%               5.53%
    End of year                                                                       5.68%               5.51%

NOTE 12  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

InterWest has sold certain securities of the U.S. Government and its agencies and other approved investments under agreements to repurchase to a broker/dealer. The securities underlying the agreements are delivered directly to the broker who arranged the transaction. The dealer may loan such securities to other parties in the normal course of operations. The carrying value of the securities sold was $270,468,000 with a fair value of $270,400,000 at September 30, 1997.

     At September 30, securities sold under agreements to repurchase were scheduled to mature as follows:

                                                      1997                                  1996

DOLLARS IN THOUSANDS                        Amount       Interest Rates             Amount       Interest Rates
---------------------------------------------------------------------------------------------------------------
Within 30 days                             $96,883        5.03%--5.63%              $6,135        5.03%--5.40%
30 to 90 days                                   --                  --              74,700        5.44%--5.54%
Over 90 days                               162,110        5.42%--6.43%              39,110               5.42%
                                          --------------------------------------------------------------------
     Total                                $258,993                  --            $119,945                  --
                                          --------------------------------------------------------------------
                                          --------------------------------------------------------------------

     The maximum and average outstanding and weighted average interest rates on securities sold under agreements to repurchase were as follows during the year ended September 30:


DOLLARS IN THOUSANDS                         1997                1996
----------------------------------------------------------------------
Maximum outstanding at any month end     $258,993            $119,945
Average outstanding                       183,246              56,285
Weighted average interest rates
    Annual                                   5.66%               5.67%
    End of year                              5.66%               5.45%

NOTE 13  SAIF ASSESSMENT

     The deposits of InterWest Bank are insured through the Savings Association Insurance Fund (SAIF). The deposits of Pacific Northwest Bank, Pioneer National Bank and First National Bank of Port Orchard are insured through the Bank Insurance Fund (BIF). Because the SAIF was undercapitalized, a one-time special assessment of 0.657 percent of SAIF deposits was enacted into law. The special assessment was calculated based on March 31, 1995 SAIF deposits and resulted in a $5,523,000 expense to InterWest Bank for the year ended September 30, 1996. Under the new law SAIF premiums have been lowered to .064 percent of deposits.

NOTE 14  SPECIAL CHARGES

     Primarily in connection with the Central merger, InterWest incurred special charges totaling $3,105,000 for the year ended September 30, 1996. These charges primarily represented a data processing conversion, including write-off of Central data processing equipment, deferred compensation, severance pay agreements, and professional service fees. Branch network integration and consolidation, including the consolidation of overlapping branches and the consolidation of administrative services, occurred during September, 1996.

NOTE 15  INCOME TAXES

     A reconciliation of the income tax expense based on the statutory corporate tax rate on pre-tax income and the expense shown in the accompanying consolidated statements of income for the year ended September 30 is as follows:


DOLLARS IN THOUSANDS                                             1997                1996                1995
--------------------------------------------------------------------------------------------------------------
Federal income taxes at statutory rates                       $12,968              $8,442              $9,055
Tax effect of:
    Tax exempt interest                                          (303)               (240)               (189)
    Other, net                                                     16                (417)               (145)
                                                              -----------------------------------------------
                                                              $12,681              $7,785              $8,721
                                                              -----------------------------------------------
                                                              -----------------------------------------------
Current tax expense                                            14,192               7,501               6,984
Deferred tax expense (benefit)                                 (1,511)                284               1,737
                                                              -----------------------------------------------
                                                              $12,681              $7,785              $8,721
                                                              -----------------------------------------------
                                                              -----------------------------------------------

     Tax effects of temporary differences that give rise to elements of deferred tax assets (liabilities) consisted of the following at September 30:


DOLLARS IN THOUSANDS                                             1997                1996
------------------------------------------------------------------------------------------
Deferred tax asset:
    Allowance for losses on loans                              $1,453              $1,999
    Deferred compensation                                         572                 494
    Unrealized loss on securities available for sale              605               1,576
Other                                                             641                 561
                                                              ---------------------------
                                                                3,271               4,630
Deferred tax liability:
    Loan fees                                                  (1,863)             (1,950)
    FHLB stock dividends                                         (501)             (2,167)
    Depreciation                                               (1,556)             (1,508)
    Other                                                        (397)               (695)
                                                              ---------------------------
                                                               (4,317)             (6,320)
                                                              ---------------------------
    Net deferred tax liability                                $(1,046)            $(1,690)
                                                              ---------------------------
                                                              ---------------------------

     The tax effect of the change in the unrealized loss on securities available for sale was a $971,000 increase and a $2,013,000 decrease in the net deferred tax liability during the years ended September 30, 1997 and 1996, respectively.

     InterWest Bank is qualified under a provision of the Internal Revenue Code to deduct from taxable income an allowance for losses on loans based on a percentage of taxable income before such deduction or based on the experience method. The percentage deduction available was 8 percent for the years ended September 1997, 1996 and 1995.

     InterWest Bank is required to maintain 60 percent in qualifying assets in order to use the percentage of taxable income method, and to avoid recapture of all or a portion of its existing tax basis allowance for losses on loans. The cumulative amount of deductions constitutes a restriction of InterWest Bank's retained earnings. If any portion of this loan amount is subsequently used for purposes other than to absorb losses on loans, the amount will be subject to federal income taxes at the then prevailing corporate tax rate. It is not contemplated that such retained earnings will be used in any manner that would create a federal income tax liability and, therefore, no provision has been made for possible federal income taxes. The cumulative amount of allowance for losses on loans deductions at September 30, 1997 and 1996, totaled $17,400,000 and $16,170,000 respectively.

     The realization of InterWest deferred tax assets is dependent upon InterWest's ability to generate taxable income in future periods. InterWest has evaluated available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that deferred tax assets will be realized.

NOTE 16  EMPLOYEE BENEFITS

RETIREMENT AND SAVINGS PLANS--InterWest's subsidiary banks each have salary deferral 401(k) plans and InterWest Bank has a debt leveraged money purchase employee stock ownership plan (ESOP) for employees. Employees who are at least 21 years of age and have completed one year (at least 1,000 hours) of service are eligible to participate in the plans.

     The ESOP is a noncontributory stock ownership plan. InterWest Bank makes an annual contribution to the plan of 5 percent of all the participants' compensation. On October 31, 1994, the ESOP signed a promissory note from an unrelated third party which provided $912,000 for the purpose of acquiring common stock of InterWest Bancorp, Inc.

     The outstanding obligation of $312,000 at September 30, 1996 is included in other borrowings in the accompanying Consolidated Statements of Financial Condition, with a corresponding reduction of stockholders' equity. The obligation was paid in full during the year ended September 30, 1997. Interest on the loan was computed at prime rate or, at the ESOP's election, at one-month LIBOR adjusted for InterWest Bank's federal reserve percentage and taxes, plus 2 percent. At September 30, 1996, the rate applicable to this loan was 7.50 percent. Interest paid was $8,000, $30,000, and $38,000 for the years ended September 30, 1997, 1996, and 1995, respectively. The obligation is reduced, and stockholders' equity increased, by the amount of any principal reduction of the debt by the ESOP. Dividends paid on unallocated shares of stock may be used to make payments on the loan. Accordingly, $35,000, $34,000, and $6,000 of dividends were applied toward loan payments during the years ended September 30, 1997, 1996, and 1995, respectively. The compensation of the leverage shares is calculated by taking the difference between the average fair value of the shares released and the cost of the shares. Shares are released as the principal of the loan is paid down.

     ESOP shares during the years ended September 30, were as follows:

                                             1997        1996        1995
---------------------------------------------------------------------------
Leveraged shares, beginning of year        23,776      55,926      72,000
Shares released for allocation             23,776      32,150      16,074
                                           ------------------------------
    Unallocated shares, end of year            --      23,776      55,926
                                           ------------------------------
                                           ------------------------------

     The fair value of unallocated shares was $701,392 at September 30, 1996.

     The salary deferral 401(k) plans are defined contribution plans. The employees can contribute to their deferred contribution accounts on a pre-tax basis the maximum limit under the law. InterWest's subsidiary banks match a portion of the salary deferred by each participant.

     Expenses of these plans were $1,042,000, $1,006,000 and $866,000 for the years ended September 30, 1997, 1996 and 1995, respectively.

STOCK OPTION PLANS--InterWest had a qualified stock option plan which provided for the awarding of stock options to certain officers and employees of InterWest at the discretion of the Board of Directors. The term of the stock options granted ranged from four to ten years from the date of grant. This plan expired during 1993, however, there are exercisable options outstanding under the plan as of September 30, 1997.

     During January 1993, the stockholders of InterWest approved the addition of a qualified employee stock option plan (1993 incentive plan) and a non-qualified director stock option plan (1993 non-incentive plan). The awarding of stock options to certain employees at InterWest is at the discretion of the Board of Directors. The term of the options granted is ten years. Substantially all of the options granted under the employees' stock option plan vest over a five-year period. Under the 1993 non-qualified director stock option plan, each director was granted 2,875 options with a term of 10 years. These options were 100 percent vested at the date of the grant. This plan expired during 1997.

     In January, 1997, stockholders of InterWest approved the non-qualified 1996 Outside Directors Stock Options-For-Fees Plan (the "1996 Director Plan"). Under the 1996 Director Plan, nonemployee directors may elect to receive stock options in lieu of fees otherwise due for board services and may exercise those options after one year. Each option granted under the 1996 Director Plan has a five-year term.

     Central, Puget, Pacific and Pioneer had stock option plans which have been assumed by InterWest. The number of shares and exercise prices have been appropriately adjusted to reflect the common stock exchange ratios for each
entity.   No further awards will be granted under any of the plans.  All outstanding Central, Puget, Pacific and Pioneer stock options became 100 percent vested and exercisable upon the consummation of the respective mergers.

     In 1986, Central adopted an Incentive Stock Option Plan for officers and key employees. In 1992, the stockholders of Central approved the 1992 Stock Option Plan, reserving shares of common stock for the granting of options to key employees. In 1994, the Central Director Stock Option Plan was approved, which reserved shares of common stock for the granting of options to directors.

     Puget had a nonqualified stock option plan which reserved shares for granting to employees, officers and directors. Options granted under this plan vest immediately and expire after ten years.

     Pacific had two stock option plans in effect: the 1988 Director Stock Option Plan and the 1988 Employee Stock Option Plan. As an alternative to receiving cash compensation, Pacific adopted the 1988 Director Stock Option Plan, under which each director of Pacific may elect to receive options to purchase common stock in lieu of fees. Options granted under this plan vest
immediately and expire in fifteen years.   Under provisions of the 1988 Employee
Stock Option Plan, Pacific granted options to certain key employees. Options under this plan vest over periods of one to five years and expire after ten years.

     Pioneer had a stock option plan providing for the granting of incentive stock options to its officers and employees. Options granted under this plan generally vest over a three year period and expire in ten years.

     The exercise price of options granted under most of these plans is equal to the fair value of the common stock on the date of the grant. Average exercise price per share, number of shares authorized, available for grant, granted, exercised, outstanding and currently exercisable reflect the dilutive effect of the stock splits.

     Information with respect to options granted under all stock option plans is as follows:



                                                           Average         Options         Options
                                        Authorized     Exercise Price    Outstanding     Exercisable
----------------------------------------------------------------------------------------------------
Balance October 1, 1994                 1,670,808           $8.55         671,968         499,310
    Options granted                            --           11.10          47,660              --
    Options exercised                          --            5.39         (59,647)        (59,647)
    Options rescinded/expired                  --           11.96          (8,920)         (8,920)
    Options Vested                             --              --              --          79,586
    ---------------------------------------------------------------------------------------------
 Balance September 30, 1995             1,670,808            9.08         651,061         510,329
    Options granted                            --           17.02          93,483           2,125
    Options exercised                          --            7.10         (58,886)        (58,886)
    Options rescinded/expired                  --           15.30          (7,880)         (5,280)
    Options Vested                             --              --              --          79,142
    ---------------------------------------------------------------------------------------------
Balance September 30, 1996              1,670,808           10.27         677,778         527,430
    Options authorized                     25,000              --              --              --
    Options granted                            --           23.84          59,418              --
    Options exercised                          --           12.45        (171,098)       (171,098)
    Options rescinded/expired                  --           17.45         (11,560)        (11,560)
    Options Vested                             --              --              --          98,522
    ---------------------------------------------------------------------------------------------
Balance September 30, 1997              1,695,808          $10.90         554,538         443,294
                                        ---------------------------------------------------------
                                        ---------------------------------------------------------

Additional financial data pertaining to outstanding stock options as of September 30, 1997 is as follows:



                                               Weighted Average                                               Weighted Average
                                                   Remaining          Weighted Average        Number of        Exercise Price
Range of                     Number of         Contractual Life        Exercise Price       Exercisable        of Exercisable
Exercise Prices           Option Shares            (In Years)         of Option Shares      Option Shares      Option Shares
------------------------------------------------------------------------------------------------------------------------------

 $ 0.25                      22,910                    12.00               $0.25              22,910               $0.25
 $ 5.77-$10.12              249,230                     1.71                6.58             248,914                6.58
 $10.13-$14.93              179,491                     5.96               11.30             147,138               11.26
 $14.94-$22.39               73,687                     8.27               19.18              21,582               18.53
 $32.00-$32.75               29,220                     8.70               32.68               2,750               32.00
------------------------------------------------------------------------------------------------------------------------
     Total                  554,538                     4.75              $10.90             443,294               $8.55
                            --------------------------------------------------------------------------------------------
                            --------------------------------------------------------------------------------------------

     SFAS No. 123 requires the disclosure of pro forma net income and earnings per share had InterWest adopted the fair value method as of the beginning of fiscal year 1996. Under this statement, the fair value of stock-based awards is calculated through the use of option pricing models. These models require the subjective assumptions, including future stock price volatility and expected time to exercise. The fair value of options granted under stock option plans is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average fair value of options granted was $6.78 in 1996 and $7.81 for options granted in 1997.

     If compensation expense for InterWest's stock option plans had been determined consistent with SFAS No. 123, InterWest's net income and net income per share would have been the pro forma amounts indicated as follows for the year ended September 30:


DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS         1997             1996
-----------------------------------------------------------------------------
Net income:
    As reported                                     $24,549          $16,491
    Pro forma                                        24,377           16,364
Basic net income per share:
    As reported                                   $    2.37        $    1.61
    Pro forma                                          2.35             1.60
Diluted net income per share:
    As reported                                   $    2.30        $    1.57
    Pro forma                                          2.29             1.56

     The compensation expense included in the pro forma net income and net income per share is not likely to be representative of the effect on reported net income for future years because stock options vest over several years and additional option grants generally are made each year.

     The following weighted average assumptions were used in the computation of the fair value of stock options for the year ended September 30:

                                                       1997             1996
-----------------------------------------------------------------------------
Expected volatility                                   17.4%            28.4%
Expected dividend yield                                1.5%             1.4%
Risk-free interest rate                                6.2%             5.6%
Expected life (in years)                               7.3              7.3


NOTE 17  REGULATORY CAPITAL REQUIREMENTS

InterWest Bancorp, Inc., and its banking subsidiaries, are subject to risk-based capital guidelines requiring minimum capital levels based on the credit risk of assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a material effect on InterWest's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, InterWest Bancorp, Inc. and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     The regulations define the relevant capital levels for the five categories. In general terms, the capital definitions are as follows:

                                         Total Capital            Tier 1                   Tier 1
                                           (to Risk              (to Risk               (to Average
                                       Weighted Assets)      Weighted Assets)                Assets)
Well capitalized                                   10%                    6%                     5%
Adequately capitalized                              8%                    4%                     4%
Undercapitalized                              Below 8%              Below 4%               Below 4%
Significantly undercapitalized                Below 6%              Below 3%               Below 3%
Critically undercapitalized                        --                    --              2% or less

     InterWest Bancorp, Inc. is subject to risk-based capital guidelines issued by the Federal Reserve Board (FRB) which establish a risk-adjusted ratio relating capital to different categories of assets. InterWest's Tier I capital is comprised of stockholders' equity less certain intangibles, and excludes the equity impact of adjusting securities available for sale to fair value. Total capital is Tier I capital and the allowance for losses on loans. The FRB's risk-based capital rules have been supplemented by a leverage capital ratio, defined as Tier I capital to adjusted quarterly average total assets. As of

September 30, 1997, under the FRB's capital guidelines, InterWest's levels of consolidated regulatory capital exceed the FRB's minimum requirements.

     The capital amounts and ratios as of September 30, 1997 for InterWest Bancorp, Inc. and each subsidiary bank are presented in the following table:

                                                                                                     To Be Well
                                                                                                 Capitalized Under
                                                                        For Capital              Prompt Corrective
                                              Amount                 Adequacy Purposes           Action Provisions
DOLLARS IN THOUSANDS                   Amount        Ratio         Amount          Ratio        Amount           Ratio
----------------------------------------------------------------------------------------------------------------------
INTERWEST BANCORP, INC.:
Total Capital
  (to Risk Weighted Assets)         $170,652         13.64%       $100,122           8.0%       $125,153          10.0%
Tier I Capital
  (to Risk Weighted Assets)          159,548         12.75%         50,061           4.0%         75,092           6.0%
Tier I Capital
  (to Average Assets)                159,548          6.97%         68,657           3.0%        114,429           5.0%

INTERWEST BANK:
Total Capital
  (to Risk Weighted Assets)         $136,681         13.75%        $79,499           8.0%        $99,373          10.0%
Tier I Capital
  (to Risk Weighted Assets)          128,014         12.88%         39,749           4.0%         59,624           6.0%
Tier I Capital
  (to Average Assets)                128,014          6.58%         77,815           4.0%         97,269           5.0%

PACIFIC NORTHWEST BANK:
Total Capital
  (to Risk Weighted Assets)          $17,319         11.16%        $12,419           8.0%        $15,523          10.0%
Tier I Capital
  (to Risk Weighted Assets)           15,944         10.27%          6,209           4.0%          9,314           6.0%
Tier I Capital
  (to Average Assets)                 15,944          8.50%          7,507           4.0%          9,383           5.0%

PIONEER NATIONAL BANK:
Total Capital
  (to Risk Weighted Assets)           $9,697         15.95%         $4,865           8.0%         $6,081          10.0%
Tier I Capital
  (to Risk Weighted Assets)            9,001         14.80%          2,432           4.0%          3,649           6.0%
Tier I Capital
  (to Average Assets)                  9,001          8.71%          4,133           4.0%          5,166           5.0%

FIRST NATIONAL BANK OF PORT ORCHARD:
Total Capital
  (to Risk Weighted Assets)           $5,625         14.38%         $3,130           8.0%         $3,912          10.0%
Tier I Capital
  (to Risk Weighted Assets)            5,259         13.44%          1,565           4.0%          2,347           6.0%
Tier I Capital
  (to Average Assets)                  5,259         10.08%          2,088           4.0%          2,610           5.0%

   At September 30, 1997, all subsidiary banks were in compliance with the well-capitalized capital requirements. Management believes that under the current regulations the subsidiary banks will continue to meet minimum capital requirements in the foreseeable future. However, events beyond the control of the subsidiary banks, such as a downturn in the economy in areas where the subsidiary banks have most of their loans, could adversely affect future earnings and, consequently, the ability of the subsidiary banks to meet future minimum capital requirements.

   Currently, InterWest pays quarterly dividends which it intends to continue to do. The amount of future dividends will be based on InterWest's earnings and financial condition and is restricted by federal and state tax laws and by tax considerations related to financial institutions. Generally, InterWest is precluded from paying dividends on its common stock if capital would be reduced to below regulatory capital requirements at either the holding company or subsidiary bank level. InterWest is also restricted by income appropriated to allowance for losses on loans and deducted for federal income taxes. As of September 30, 1997, $59.7 million of retained earnings were available for dividend distribution based on the capital levels and restrictions of the InterWest Bancorp, Inc. and the banking subsidiaries.

NOTE 18  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by InterWest using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts InterWest could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material impact on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of InterWest's financial instruments as of September 30, 1997 and 1996:

CASH AND CASH EQUIVALENTS--The carrying value is a reasonable estimate of the fair value.

SECURITIES AVAILABLE FOR SALE, SECURITIES HELD TO MATURITY AND LOANS HELD FOR SALE--The fair value of securities available for sale, securities held to maturity and loans held for sale are based on quoted market rates and dealer quotes.

LOANS RECEIVABLE--The fair value of fixed rate loans is based upon quoted market prices for similar loans. The fair value for adjustable-rate loans is based on discounted cash flows, using estimated interest rates currently offered for loans of similar characteristics adjusted for pre-payment estimates.

   No adjustment was made to the estimated interest rates for changes in credit of performing loans for which there are no known credit concerns. Management believes that the risk factor embedded in the estimated interest rates, along with the allowance for losses on loans applicable to the loan portfolio, results in a fair valuation of such loans.

FHLB STOCK--FHLB stock does not have a market and the fair value is unknown. as such, the carrying value is a reasonable estimate of the fair value.

DEPOSIT LIABILITIES--Under SFAS No. 107, the fair value of deposits with no stated maturity, such as checking accounts, money market and savings accounts, is equal to the amount payable on demand as of September 30, 1997 and September 30, 1996, respectively. the fair value of certificates of deposit is based on the discounted value of contractual cash flows. the discount rate is estimated using the current average rate for deposits of like maturities of other local thrift institutions.

FHLB ADVANCES, SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE--The fair value of FHLB advances and securities sold under agreements to repurchase are estimated based on the present values using a discount rate equal to the rate currently offered on similar borrowings with similar maturities.

OTHER--The carrying value of other financial instruments has been determined to be a reasonable estimate of their fair value.

                                                      September 30, 1997            September 30, 1996
                                                   Carrying       Estimated      Carrying      Estimated
DOLLARS IN THOUSANDS                                Value       Fair Value        Value       Fair Value
------------------------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents                         $ 235,888      $ 235,888       $ 78,649       $ 78,649
Securities available for sale                       563,167        563,167        416,831        416,831
Securities held to maturity                         132,295        129,470        255,507        248,962
Loans receivable, net                             1,338,451      1,353,277      1,159,048      1,160,486
Loans held for sale                                  10,230         10,451         11,223         11,396
Federal funds sold                                   12,225         12,225          1,325          1,325
FHLB stock                                           27,211         27,211         21,537         21,537

LIABILITIES

Non-interest bearing deposits                     $ 150,428      $ 150,428      $ 123,018      $ 123,018
Interest-bearing checking accounts                  136,402        136,402        126,907        126,907
Money market accounts                               185,029        185,029        169,757        169,757
Savings accounts                                    116,135        116,135        120,559        120,559
Certificates of deposit                             880,466        883,580        849,161        853,554
                                                  ------------------------------------------------------
  Total deposits                                  1,468,460      1,471,574      1,389,402      1,393,795


FHLB advances and other borrowings                  496,975        496,431        346,748        345,155
Securities sold under agreements to repurchase      258,993        256,486        119,945        119,590

Off balance sheet loan commitments:
  Real estate                                       219,755        219,755        124,861        124,861
  Other                                             111,668        111,668         79,593         79,593
  Standby letters of credit                           3,045          3,045          1,271          1,271
  Commercial letters of credit                          969            969            417            417

LIMITATIONS--The fair value estimates presented herein are based on information available to management as of September 30, 1997 and 1996. since September 30, 1997 and 1996, amounts have not been comprehensively revalued for purposes of these financial statements and, therefore, current estimates of fair value may differ from the amounts presented herein.

NOTE 19  CONTINGENCIES

At periodic intervals, the FDIC, the Washington Department of Financial Institutions, Division of Banks, the Office of the Comptroller of Currency, the FRB and other regulatory agencies (collectively the regulators), examine InterWest Bancorp, Inc. and its banking subsidiaries' as part of the regulatory oversight of the thrift and bank industries. Based on their examinations, the regulators may direct InterWest Bancorp, Inc. or a bank subsidiary to adjust financial statements in accordance with their findings. A future examination by the regulators could include a review of certain transactions or other amounts reported in InterWest's 1997 financial statements. The regulators have not proposed significant adjustments to InterWest's financial statements in prior years and management is not aware of any basis for any such adjustments for 1997. In view of the uncertain regulatory environment in which InterWest operates, the extent, if any, to which a forthcoming examination may ultimately result in regulatory adjustments to the 1997 financial statements cannot presently be determined.

     In the normal course of business, InterWest has various legal claims and other contingent matters outstanding. Management believes that any ultimate liability arising from these actions will not have a material adverse impact on InterWest's financial condition or results of operations.

     The subsidiary banks are required to maintain balances with the Federal Reserve Bank based on a percentage of deposit liabilities. The average required reserve at September 30, 1997 and 1996, was $13,259,000 and $8,411,000,
respectively.

NOTE 20  CONDENSED PARENT COMPANY FINANCIAL INFORMATION INTERWEST BANCORP, INC.

Condensed financial information for InterWest Bancorp, Inc., (parent company only) as of and for the years ended September 30, is as follows:


CONDENSED STATEMENTS OF FINANCIAL CONDITION


DOLLARS IN THOUSANDS                                                                           1997           1996
-------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents                                                                    $1,958           $417
Other assets                                                                                  2,198          1,471
Investment in subsidiaries                                                                  159,441        137,199
                                                                                           -----------------------
    Total                                                                                  $163,597       $139,087
                                                                                           -----------------------
                                                                                           -----------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Other liabilities                                                                            $2,427         $1,440
Other borrowings                                                                                400              -
Stockholders' equity                                                                        160,770        137,647
                                                                                           -----------------------
    Total                                                                                  $163,597       $139,087
                                                                                           -----------------------
                                                                                           -----------------------

CONDENSED STATEMENTS OF INCOME


DOLLARS IN THOUSANDS                                                            1997           1996           1995
------------------------------------------------------------------------------------------------------------------
Dividends received from subsidiaries                                          $5,865         $7,562         $2,187
                                                                             -------------------------------------
Interest expense                                                                  --            140            219
Operating expenses                                                               709          1,417            775
                                                                             -------------------------------------
    Total expenses                                                               709          1,557            994
                                                                             -------------------------------------
Net income before federal income taxes and equity in
    undistributed net income from subsidiaries                                 5,156          6,005          1,193
Federal income tax benefit                                                      (227)          (414)          (400)
                                                                             -------------------------------------
Net income before equity in undistributed net income from subsidiaries         5,383          6,419          1,593
                                                                             -------------------------------------
Equity in undistributed net income from subsidiaries                          19,166         10,072         15,681
                                                                             -------------------------------------
Net income                                                                   $24,549        $16,491        $17,274
                                                                             -------------------------------------
                                                                             -------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS


DOLLARS IN THOUSANDS                                                            1997           1996           1995
------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
    Net income                                                               $24,549        $16,491        $17,274
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      Equity in net income from subsidiaries                                 (25,031)       (17,634)       (17,868)
      Dividends received from subsidiaries                                     5,865          7,562          2,187
      Change in other assets and liabilities, net                               (650)          (565)           495
      Pooling accounting adjustment                                               --           (361)            --
                                                                            --------------------------------------
Net cash provided by operating activities                                      4,733          5,493          2,088

Cash flows from financing activities:
    Payment of dividends                                                      (4,967)        (3,987)          (869)
    Purchase and retirement of treasury stock                                   (570)            --             --
    Purchase of treasury stock                                                    --             --           (289)
    Net increase (decrease) in borrowings                                        400         (2,200)          (663)
    Proceeds from stock option plans                                           1,945            418            127
                                                                            --------------------------------------
Net cash used by financing activities                                         (3,192)        (5,769)        (1,694)
                                                                            --------------------------------------
Net increase (decrease) in cash and cash equivalents                           1,541           (276)           394
                                                                            --------------------------------------
Cash and cash equivalents at beginning of year                                   417            693            299
                                                                            --------------------------------------
Cash and cash equivalents at end of year                                      $1,958           $417           $693
                                                                            --------------------------------------
                                                                            --------------------------------------

NOTE 21  BUSINESS COMBINATIONS

     On August 31, 1996, InterWest Bancorp, Inc. merged with Central Bancorporation, of Wenatchee, Washington ("Central"), the holding company of Central Washington Bank. Under the terms of this transaction, Central merged into InterWest Bancorp, Inc. Central Washington Bank operated ten offices in central Washington. Effective October 14, 1996, Central Washington Bank was merged into InterWest Bank. At the merger date, Central had total consolidated assets of $206,093,000, including total loans of $132,157,000, total customer deposits of $181,952,000, and stockholders' equity of $17,109,000. Each share of Central common stock was exchanged for 1.41 shares of InterWest Bancorp, Inc. common stock. The total number of shares issued was 1,431,594. The merger was accounted for using the pooling-of-interests method. In accordance with generally accepted accounting principles, prior period financial statements have been restated as if the companies had been combined.

     The consolidated financial statements have been adjusted to conform Central's December 31 fiscal year end with InterWest's September 30 fiscal year end. In accordance with generally accepted accounting principles, Central's interest income of $4,033,000, net interest income of $2,413,000 and net income of $473,000 for the period from October 1, 1995 to December 31, 1995 has been included in the consolidated statements of income for both of the years ended September 30, 1996 and 1995. Accordingly, $473,000 has been deducted from retained earnings in the statement of stockholders' equity for the year ended September 30, 1996.

NOTE 22  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                              Fourth         Third          Second         First
DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA                                   Quarter        Quarter        Quarter        Quarter
---------------------------------------------------------------------------------------------------------------------------------
Year ended September 30, 1997
    Interest income                                                          $44,263        $41,778        $39,901        $39,264
    Interest expense                                                          25,069         23,175         21,545         21,292
    Net interest income before
     provision for losses on loans                                            19,194         18,603         18,356         17,972
    Provision for losses on loans                                                275            303            512            418
    Net interest income after
     provision for losses on loans                                            18,919         18,300         17,844         17,554
    Noninterest income                                                         6,142          4,438          4,114          3,951
    Noninterest expense                                                       15,139         13,222         12,868         12,803
    Income before federal income taxes                                         9,922          9,516          9,090          8,702
    Federal income tax expense                                                 3,446          3,171          3,144          2,920
                                                                             ----------------------------------------------------
    Net income                                                                $6,476         $6,345         $5,946         $5,782
                                                                             ----------------------------------------------------
                                                                             ----------------------------------------------------

    Basic net income per share                                                $ 0.62         $ 0.61         $ 0.57         $ 0.56
                                                                             ----------------------------------------------------
                                                                             ----------------------------------------------------
    Diluted net income per share                                              $ 0.60         $ 0.59         $ 0.56         $ 0.55
                                                                             ----------------------------------------------------
                                                                             ----------------------------------------------------
Year ended September 30, 1996
    Interest income                                                          $38,163        $36,258        $35,204        $34,202
    Interest expense                                                          20,440         18,986         18,762         18,939
    Net interest income before
     provision for losses on loans                                            17,723         17,272         16,442         15,263
    Provision for losses on loans                                              1,301            356            411            384
    Net interest income after
     provision for losses on loans                                            16,422         16,916         16,031         14,879
    Noninterest income                                                         4,237          3,929          4,540          3,038
    Noninterest expense                                                       20,454         12,188         12,389         10,685
    Income before federal income taxes                                           205          8,657          8,182          7,232
    Federal income tax expense (benefit)                                        (344)         2,900          2,736          2,493
                                                                             ----------------------------------------------------
    Net income                                                                $  549         $5,757         $5,446         $4,739
                                                                             ----------------------------------------------------
                                                                             ----------------------------------------------------
    Basic net income per share                                                $ 0.05         $ 0.56         $ 0.53         $ 0.47
                                                                             ----------------------------------------------------
                                                                             ----------------------------------------------------
    Diluted net income per share                                              $ 0.05         $ 0.55         $ 0.52         $ 0.46
                                                                             ----------------------------------------------------
                                                                             ----------------------------------------------------

     Other operating expenses for the fourth quarter of 1996 include $5,523,000 related to the recapitalization of the SAIF and special charges of $2,849,000 primarily associated with the Central merger. See Notes 13 and 14 for further details. The provision for losses on loans for the fourth quarter of 1996 includes $900,000 to bring into conformity the allowance for losses on loan practices of Central and InterWest.

NOTE 23 SUBSEQUENT EVENTS

BUSINESS COMBINATIONS--On January 15, 1998, InterWest Bancorp, Inc. merged with Puget Sound Bancorp, Inc. (Puget), of Port Orchard, Washington, the holding company of First National Bank of Port Orchard. Under the terms of this transaction, Puget merged into InterWest Bancorp, Inc., with First National Bank of Port Orchard becoming a subsidiary of InterWest Bancorp, Inc. First National Bank of Port Orchard operates three branch offices in western Washington. At the merger date, Puget had total consolidated assets of $53,109,000, including total loans receivable of $38,731,000, total deposits of $45,602,000, and stockholders' equity of $5,928,000. Each share of Puget common stock has been exchanged for 1.67 shares of InterWest Bancorp, Inc. common stock. The total number of shares issued was 390,947.

     On June 15,1998, InterWest Bancorp, Inc. merged with Pacific Northwest Bank (Pacific), of Seattle, Washington. Under the terms of this transaction, Pacific has become a wholly-owned subsidiary of InterWest Bancorp, Inc. At the merger date, Pacific had four offices in the metropolitan Seattle area of western Washington with total assets of $200,219,000, including total loans receivable of $150,125,000, total deposits of $170,210,000, and stockholders' equity of

$16,787,000. Each share of Pacific common stock has been exchanged for 3.95 shares of InterWest Bancorp, Inc. common stock. The total number of shares issued was 1,564,054.

      On June 16, 1998, InterWest Bancorp, Inc. merged with Pioneer Bancorp, Inc. (Pioneer), of Yakima, Washington, the holding company of Pioneer National Bank. Under the terms of this transaction, Pioneer merged into InterWest Bancorp, Inc., with Pioneer National Bank becoming a wholly-owned subsidiary of InterWest Bancorp, Inc. Pioneer National Bank operates five offices in central Washington. At the merger date, Pioneer had total consolidated assets of $108,399,000, including total loans receivable of $63,377,000, total deposits of $87,213,000, and stockholders' equity of $9,337,000. Each share of Pioneer common stock has been exchanged for 1.34 shares of InterWest Bancorp, Inc. common stock. The total number of shares issued was 461,897.

      The mergers have been accounted for using the pooling-of-interests method. In accordance with generally accepted accounting principles, prior period financial statements have been restated as if the companies had been combined for all periods presented. The following unaudited pro forma information represents the results of operations of InterWest, Pacific, Pioneer and Puget for the years ending September 30, 1997, 1996 and 1995, on
an individual as well as a combined basis.   In accordance with generally
accepted accounting principles, the December 31 fiscal year end of Pacific, Pioneer and Puget has been incorporated with InterWest's September 30 fiscal year end. The unaudited pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The unaudited pro forma statements of income were as follows:


DOLLARS IN THOUSANDS                                        INTERWEST        PACIFIC        PIONEER          PUGET       COMBINED
---------------------------------------------------------------------------------------------------------------------------------
Year ended September 30, 1997
  Interest Income                                            $138,011        $14,113         $8,636         $4,446       $165,206
  Interest Expense                                             80,903          4,629          3,877          1,672         91,081
  Net Interest Income                                          57,108          9,484          4,759          2,774         74,125
  Net Income                                                   20,299          2,254          1,081            915         24,549

Year ended September 30, 1996
  Interest Income                                            $120,913        $11,548         $7,658         $3,708       $143,827
  Interest Expense                                             68,808          3,745          3,129          1,445         77,127
  Net Interest Income                                          52,105          7,803          4,529          2,263         66,700
  Net Income                                                   12,771          1,846          1,163            711         16,491

Year ended September 30, 1995
  Interest Income                                            $100,264        $10,082         $6,161         $3,224       $119,731
  Interest Expense                                             57,926          3,366          2,490          1,337         65,119
  Net Interest Income                                          42,338          6,716          3,671          1,887         54,612
  Net Income                                                   14,362          1,539            845            528         17,274


     On April 20, 1998 InterWest Bancorp, Inc. signed a definitive agreement to acquire Kittitas Valley Bancorp, Inc. (Kittitas) and its banking subsidiary, Kittitas Valley Bank, of Ellensburg, Washington. The transaction is structured such that, within certain limitations, stockholders of Kittitas can elect to receive either cash, or a fixed number of shares of InterWest Bancorp, Inc. common stock for each share of Kittitas common stock. The transaction provides that, in the aggregate, fifty percent of the shares of Kittitas common stock will be exchanged for cash and fifty percent of the shares of Kittitas common stock will be exchanged for InterWest Bancorp, Inc. common stock. The transaction is valued at approximately $13.0 million and will result in the issuance of approximately 150,000 shares of InterWest Bancorp, Inc. common stock. As of March 31, 1998, Kittitas had total consolidated assets of $45.9 million and stockholders' equity of $4.0 million. Kittitas Valley Bank operates three branch offices in Kittitas County. The acquisition of Kittitas is expected to be completed during the quarter ending September 30, 1998 following approval of regulatory authorities and the shareholders of Kittitas.

ACCOUNTING CHANGES--Effective December 15, 1997 InterWest adopted SFAS No. 128, "Earnings per Share". This statement simplifies the standards for computing earnings per share and makes them comparable to international earnings per share standards. It requires dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

The following table sets forth the computation of basic and diluted net income per share for the years ended September 30:


DOLLARS IN THOUSANDS, EXCEPT SHARE DATA                          1997           1996           1995
---------------------------------------------------------------------------------------------------
Numerator
  Net income                                                  $24,549        $16,491        $17,274
                                                           ----------------------------------------
                                                           ----------------------------------------
Denominator
  Denominator for basic net income per share-
    Weighted average shares                                10,378,701     10,217,883     10,186,991

    Effect of dilutive securities:
      Stock options                                           273,996        268,813        185,611
                                                           ----------------------------------------
Denominator for diluted net income per share-
     Weighted average shares and assumed
     conversion of stock options                           10,652,697     10,486,696     10,372,602
                                                           ----------------------------------------
                                                           ----------------------------------------
Basic net income per share                                      $2.37          $1.61          $1.70
                                                           ----------------------------------------
                                                           ----------------------------------------
Diluted net income per share                                    $2.30          $1.57          $1.67
                                                           ----------------------------------------
                                                           ----------------------------------------

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


DOLLARS IN THOUSANDS                                                March 31, 1998  September 30, 1997
------------------------------------------------------------------------------------------------------
                                                                      (unaudited)
     ASSETS

     Cash and cash equivalents
          Non-interest bearing                                           $62,322        $68,953
          Interest-bearing deposits in banks                              43,197        166,935
     Federal funds sold                                                   11,682         12,225
     Securities available for sale, at fair value                        647,138        563,167
     Securities held to maturity
          (fair value: $97,922 and $129,470)                              99,647        132,295
     Loans receivable, net                                             1,309,765      1,338,451
     Loans held for sale (fair value: $101,062 and $10,451)              100,563         10,230
     Accrued interest receivable                                          14,975         14,551
     Real estate held for sale and for development                        12,194         12,414
     Federal Home Loan Bank (FHLB) stock, at cost                         35,237         27,211
     Premises and equipment, net                                          48,052         47,381
     Intangible assets                                                     4,899          4,291
     Other assets                                                          3,891          4,824
                                                                      -------------------------
     Total assets                                                     $2,393,562     $2,402,928
                                                                      -------------------------
                                                                      -------------------------
     LIABILITIES

     Non-interest bearing deposits                                      $146,823       $150,428
     Interest-bearing deposits                                         1,345,344      1,318,032
                                                                      -------------------------
     Total deposits                                                    1,492,167      1,468,460

     FHLB advances                                                       586,879        494,648
     Securities sold under agreements to repurchase                      128,360        258,993
     Accrued expenses and other liabilities                               17,333         17,730
     Other borrowings                                                      1,753          2,327
                                                                      -------------------------
     Total liabilities                                                 2,226,492      2,242,158

STOCKHOLDERS' EQUITY

     Common stock, par value  $.20 per share
       Authorized 20,000,000 shares
       Issued and outstanding 10,443,744 and 10,443,208                    2,101          2,092
     Paid-in-capital                                                      34,343         34,018
     Treasury stock                                                         (289)          (289)
     Retained earnings                                                   133,397        126,064
     Debt related to ESOP                                                 (1,652)            --
     Net unrealized loss on
       securities available for sale, net of tax                            (830)        (1,115)
                                                                      -------------------------
     Total stockholders' equity                                          167,070        160,770
                                                                      -------------------------
     Total                                                            $2,393,562     $2,402,928
                                                                      -------------------------
                                                                      -------------------------

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                        Quarter ended March 31,      Six months ended March 31,
DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                            1998           1997           1998           1997
-------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
     Loans receivable and loans held for sale                            $31,685        $27,741        $62,613        $54,948
     Securities available for sale                                        10,904          8,305         22,319         15,329
     Securities held to maturity                                           1,156          3,001          3,006          7,483
     Other                                                                   455            854          1,159          1,403
                                                                         ----------------------------------------------------
                                                                          44,200         39,901         89,097         79,163
INTEREST EXPENSE
     Deposits                                                             14,956         15,152         30,367         29,769
     FHLB advances and other borrowings                                    7,462          3,645         14,799          8,370
     Securities sold under agreements to repurchase                        2,244          2,747          5,437          4,699
                                                                         ----------------------------------------------------
                                                                          24,662         21,544         50,603         42,838
Net interest income before provision for
  losses on loans                                                         19,538         18,357         38,494         36,325

     Provision for losses on loans                                           571            512            846            930
                                                                         ----------------------------------------------------
Net interest income after provision for
  losses on loans                                                         18,967         17,845         37,648         35,395


NONINTEREST INCOME
     Gain on sale of loans                                                 2,486            921          4,711          1,500
     Service fees                                                          2,674          2,244          5,341          4,428
     Investment product fees and
        insurance commissions                                                519            483            985          1,036
     Gain (loss) on sale of securities available for sale                    240            (25)           431            296
     Gain on real estate held for sale
        and for development                                                  145            152            247            185
     Other                                                                   504            338            936            623
                                                                         ----------------------------------------------------
                                                                           6,568          4,113         12,651          8,068
NONINTEREST EXPENSE
     Compensation and employee benefits                                    7,867          6,553         15,657         13,417
     General and administrative                                            3,660          3,484          7,298          6,624
     Occupancy                                                             2,207          1,791          4,344          3,633
     Data processing                                                         989            829          1,892          1,716
     FDIC premium assessment                                                 160            150            331             87
     Merger Related Charges                                                1,300             --          1,300             --
     Loss from real estate write-downs
      and operations                                                         718             61          1,036            192
                                                                         ----------------------------------------------------
                                                                          16,901         12,868         31,858         25,669

Income before income taxes                                                 8,634          9,090         18,441         17,794

Income tax expense                                                         3,081          3,144          6,479          6,067
                                                                         ----------------------------------------------------
NET INCOME                                                                $5,553         $5,946        $11,962        $11,727
                                                                         ----------------------------------------------------
                                                                         ----------------------------------------------------

Basic net income per share                                                 $0.53          $0.57          $1.15          $1.13
                                                                         ----------------------------------------------------
                                                                         ----------------------------------------------------
Diluted net income per share                                               $0.52          $0.56          $1.12          $1.10
                                                                         ----------------------------------------------------
                                                                         ----------------------------------------------------

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

                                                                       Six months ended March 31,
DOLLARS IN THOUSANDS                                                       1998          1997
----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES

Net Income                                                               $11,962        $11,727
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization                                            2,127          1,408
  Provision for losses on loans                                              846            930
  Loss on real estate held for sale                                          753             --
  Accretion of premiums and discounts, net                                   735            672
  Gain on sale of loans                                                   (4,711)        (1,500)
  Gain on sale of securities available for sale                             (431)          (296)
  Gain on sale of real estate held for sale and
   for development                                                          (247)          (185)
  Amortization of deferred loan fees, net                                    568             (8)
  FHLB stock dividends                                                    (1,124)          (701)
  Pooling accounting adjustment                                           (1,146)            --
Cash provided (used) by changes in
 operating assets and liabilities:
  Accrued interest receivable                                               (424)          (484)
  Other assets                                                               813          1,320
  Accrued expenses and other liabilities                                  (1,034)        (5,265)
                                                                       -------------------------

BALANCE, net cash provided by operating activities                        $8,687         $7,618

INVESTING ACTIVITIES

  Purchase of securities available for sale                             (567,477)      (304,874)
  Proceeds from matured securities available for sale                    224,174         14,816
  Proceeds from sale of securities available for sale                    229,828        194,136
  Proceeds from matured securities held to maturity                       22,348        176,571
  Purchase of securities held to maturity                                     --        (85,794)
  Principal repayments securities available for sale                      35,184         36,464
  Principal repayments from securities held to maturity                    4,893          3,242
  Proceeds from sale of loans                                            126,612         26,083
  Net increase in loans receivable                                      (187,872)      (155,314)
  Proceeds from sale of real estate held for sale
   and for development                                                     2,298          1,407
  Purchases of premises and equipment                                     (2,733)        (6,287)
  Purchase of FHLB stock                                                  (7,102)         6,000
  Net decrease (increase) in federal funds sold                              543        (12,480)
  Improvements capitalized to real estate held for sale                     (506)        (1,292)
                                                                       -------------------------
BALANCE, Net cash used by investing activities                         $(119,810)     $(107,322)

(UNAUDITED)

                                                                       Six months ended March 31,
DOLLARS IN THOUSANDS                                                      1998           1997
-------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES

 Net increase in transaction account deposits                              9,217         21,586
 Net increase in certificates of deposit                                  14,490         58,486
 Proceeds from FHLB advances, securities sold under
  agreements to repurchase, and other borrowings                       1,203,560        481,432
 Repayment of FHLB advances, securities sold under
  agreements to repurchase and other borrowings                       (1,243,786)      (467,268)
 Dividends paid                                                           (3,061)        (2,633)
 Issuance of common stock from exercise of stock options                     334          1,292
                                                                     ---------------------------
Net cash provided (used) by financing activities                         (19,246)        92,895

Net change in cash and cash equivalents                                 (130,369)        (6,809)

CASH AND CASH EQUIVALENTS
 Beginning of period                                                     235,888         78,649
                                                                     ---------------------------
 End of period                                                          $105,519        $71,840
                                                                     ---------------------------
                                                                     ---------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for:
 Interest                                                                $50,932        $40,251
 Income taxes                                                              7,760          5,520
Noncash transaction
 Loans transferred to real estate held for sale, net                       2,079            796
 Transfer of premises to real estate held for sale                            --          1,179
 Loans securitizied as mortgage-backed and related
  securities                                                                  --         43,810
 Securities held to maturity transferred to available
  for sale                                                                 4,709             --

NOTES TO UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS PERIOD ENDED MARCH 31, 1998

NOTE A  BASIS OF PRESENTATION

The unaudited condensed consolidated financial statements include the accounts of InterWest Bancorp, Inc. and its wholly owned banking subsidiaries, which is collectively defined as InterWest. All material intercompany transactions and balances have been eliminated.

The unaudited consolidated financial statements have been prepared in accordance with general accepted accounting principles for interim financial information and with the instructions to the Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation are reflected in the interim consolidated financial statements. The consolidated statements of operations for the quarter and six months ended March 31, 1998 and 1997 are not necessarily indicative of the operating results for the full year. For further information, refer to the consolidated financial statements and footnotes for the year ended September 30, 1997.

NOTE B  NET INCOME PER SHARE

The diluted weighted average shares outstanding during the quarters and six months ended March 31, 1998 and 1997 includes common equivalent shares outstanding using the treasury stock method. Common stock equivalents include shares issuable upon exercise of stock options. Unallocated shares relating to the Employee Stock Ownership Plan (ESOP) debt obligation are deducted in the calculation of weighted average shares outstanding.

NOTE C  BUSINESS COMBINATIONS

On January 15, 1998, InterWest Bancorp, Inc. merged with Puget Sound Bancorp, Inc. (Puget), of Port Orchard, Washington, the holding company of First National Bank of Port Orchard. Under the terms of this transaction, Puget merged into InterWest Bancorp, Inc., with First National Bank of Port Orchard becoming a subsidiary of InterWest Bancorp, Inc. First National Bank of Port Orchard operates three branch offices in western Washington. At the merger date, Puget had total consolidated assets of $53.1 million, including total loans receivable of $38.7 million, total deposits of $45.6 million, and stockholders' equity of $5.9 million. Each share of Puget common stock has been exchanged for 1.67 shares of InterWest common stock. The total number of shares issued was 390,947.

     On June 15,1998, InterWest Bancorp, Inc. merged with Pacific Northwest Bank (Pacific), of Seattle, Washington. Under the terms of this transaction, Pacific has become a subsidiary of InterWest Bancorp, Inc. At the merger date, Pacific had four offices in the metropolitan Seattle area of western Washington and total assets of $200.2 million, including total loans receivable of $150.1 million, total deposits of $170.2 million, and stockholders' equity of $16.8 million. Each share of Pacific common stock has been exchanged for 3.95 shares of InterWest Bancorp, Inc. common stock. The total number of shares issued was 1,564,054. The merger has been accounted for using the pooling-of-interests method. In accordance with generally accepted accounting principles, prior period financial statements have been restated as if the companies had been combined.

     On June 16, 1998, InterWest Bancorp, Inc. merged with Pioneer Bancorp, Inc. (Pioneer), of Yakima, Washington, the holding company of Pioneer National Bank. Under the terms of this transaction, Pioneer merged into InterWest Bancorp, Inc., with Pioneer National Bank becoming a subsidiary of InterWest Bancorp, Inc. Pioneer National Bank operates five offices in central Washington. At the merger date, Pioneer had total consolidated assets of $108.4 million, including total loans receivable of $63.4 million, total deposits of $87.2 million, and stockholders' equity of $9.3 million. Each share of Pioneer common stock has been exchanged for 1.34 shares of InterWest Bancorp, Inc. common stock. The total number of shares issued was 461,897.

     The mergers have been accounted for using the pooling-of-interests method. In accordance with generally accepted accounting principles, prior period financial statements have been restated as if the companies had been combined for all periods presented. The following unaudited pro forma information represents the results of operations of InterWest, Pacific, Pioneer and Puget for quarter and six months ending March 31, 1998 and 1997, on an individual as well as a combined basis. In accordance with generally accepted accounting principles, the December 31 fiscal year end of Pacific, Pioneer and Puget has been restated to conform with InterWest's

September 30 fiscal year end. The unaudited pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The unaudited pro forma statements of income were as follows:


Dollars in thousands                       InterWest    Pacific     Pioneer      Puget     Combined
---------------------------------------------------------------------------------------------------
Quarter ended March 31, 1998
  Interest Income                           $37,175      $3,692      $2,116      $1,217     $44,200
  Interest Expense                           22,091       1,156         966         449      24,662
  Net Interest Income                        15,084       2,536       1,150         768      19,538
  Net Income                                  4,415         606         317         215       5,553

Quarter ended March 31, 1997
  Interest Income                           $33,182      $3,442      $2,169      $1,108     $39,901
  Interest Expense                           19,008       1,140         983         413      21,544
  Net Interest Income                        14,174       2,302       1,186         695      18,357
  Net Income                                  4,964         507         233         242       5,946

Six months ended March 31, 1998
  Interest Income                           $75,043      $7,489      $4,169      $2,396     $89,097
  Interest Expense                           45,381       2,381       1,951         890      50,603
  Net Interest Income                        29,662       5,108       2,218       1,506      38,494
  Net Income                                  9,576       1,275         636         475      11,962

Six months ended March 31, 1997
  Interest Income                           $66,295      $6,519      $4,252      $2,097     $79,163
  Interest Expense                           38,077       2,079       1,897         785      42,838
  Net Interest Income                        28,218       4,440       2,355       1,312      36,325
  Net Income                                  9,916         958         421         432      11,727

On April 20, 1998 InterWest Bancorp, Inc. signed a definitive agreement to acquire Kittitas Valley Bancorp, Inc. (Kittitas) and its banking subsidiary, Kittitas Valley Bank, of Ellensburg, Washington. The transaction is structured such that, within certain limitations, stockholders of Kittitas can elect to receive either cash, or a fixed number of shares of InterWest Bancorp, Inc. common stock for each share of Kittitas common stock. The transaction provides that, in the aggregate, fifty percent of the shares of Kittitas common stock will be exchanged for cash and fifty percent of the shares of Kittitas common stock will be exchanged for InterWest Bancorp, Inc. common stock. The transaction is valued at approximately $13.0 million and will result in the issuance of approximately 150,000 shares of InterWest Bancorp, Inc. common stock. As of March 31, 1998, Kittitas had total consolidated assets of $45.9 million and stockholders' equity of $4.0 million. Kittitas Valley Bank operates three branch offices in Kittitas County. The acquisition of Kittitas is expected to be completed during the quarter ending September 30, 1998 following approval of regulatory authorities and the shareholders of Kittitas.

NOTE D  RECLASSIFICATION

Certain reclassifications have been made to prior financial statements to conform with current presentation. The effects of the reclassifications are not considered material.

NOTE E  ACCOUNTING CHANGES

On December 31, 1997, InterWest adopted Statement of Financial Accounting Standards (SFAS) No. 128 "EARNINGS PER SHARE" which provides standards for computing net income per share. It requires dual presentation of basic and diluted net income per share on the face of the income statement. Basic net income per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

SUPPLEMENTAL MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995


BASIS OF PRESENTATION

     The following discussion is provided for the consolidated operations of InterWest Bancorp, Inc., which includes its wholly owned subsidiaries (collectively InterWest). InterWest Bancorp, Inc.'s wholly owned subsidiaries are InterWest Bank, Pacific Northwest Bank, Pioneer National Bank and First National Bank of Port Orchard. The purpose of this discussion is to focus on significant factors concerning InterWest's financial condition and results of operations. This discussion should be read along with the consolidated financial statements (including notes thereto) for an understanding of the following discussion and analysis.

OVERVIEW

     InterWest is implementing its plan to become a financial services company that provides a variety of products and services for both individual and business customers. InterWest's sales efforts in consumer and business lending will continue to change the composition of the loan portfolio. InterWest intends to change the funding sources for asset growth. InterWest is emphasizing higher growth in transaction accounts relative to certificates of deposit and borrowings. This is designed to have a positive impact on net interest income, service fee revenue and market penetration while meeting the needs of InterWest's customers.

     The merger with Central Bancorporation on August 31, 1996 began this process. Central's subsidiary bank, Central Washington Bank, operated ten offices in central Washington. At the merger date, Central had total consolidated assets of $206.1 million, including total loans receivable of $132.2 million, total deposits of $181.9 million and stockholders' equity of $17.1 million. Each share of Central Bancorporation common stock has been exchanged for 1.41 shares of InterWest Bancorp, Inc. common stock.

     Continuing its commitment to commercial banking, InterWest has acquired three financial institutions subsequent to September 30, 1997 and signed a definitive agreement to acquire a fourth prior to the end of fiscal year 1998.

     On January 15, 1998, InterWest Bancorp, Inc. acquired Puget Sound Bancorp, Inc. (Puget), of Port Orchard, Washington, the holding company of First National Bank of Port Orchard. Under the terms of this transaction, Puget merged into InterWest Bancorp, Inc., with First National Bank of Port Orchard becoming a subsidiary of InterWest Bancorp, Inc. First National Bank of Port Orchard operates three branch offices in western Washington. At the acquisition date, Puget had total consolidated assets of $53.1 million, including total loans receivable of $38.7 million, total deposits of $45.6 million, and stockholders' equity of $5.9 million. Each share of Puget common stock has been exchanged for 1.67 shares of InterWest common stock.

     On June 15, 1998, InterWest Bancorp, Inc. acquired Pacific Northwest Bank (Pacific), of Seattle, Washington. Under the terms of this transaction, Pacific has become a subsidiary of InterWest Bancorp, Inc. At the acquisition date, Pacific had four offices in the metropolitan Seattle area of western Washington and total assets of $200.2 million, including total loans receivable of $150.1 million, total deposits of $170.2 million, and stockholders' equity of $16.8 million. Each share of Pacific common stock has been exchanged for 3.95 shares of InterWest Bancorp, Inc. common stock.

     On June 16, 1998, InterWest Bancorp, Inc. acquired Pioneer Bancorp, Inc. (Pioneer), of Yakima, Washington, the holding company of Pioneer National Bank. Under the terms of this transaction, Pioneer merged into InterWest Bancorp, Inc., with Pioneer National Bank becoming a subsidiary of InterWest Bancorp, Inc. Pioneer National Bank operates five branch offices in central Washington. At the acquisition date, Pioneer had total consolidated assets of $108.4 million, including total loans receivable of $63.4 million, total deposits of $87.2 million, and stockholders' equity of $9.3 million. Each share of Pioneer common stock has been exchanged for 1.34 shares of InterWest Bancorp, Inc. common stock.

     These mergers have been accounted for using the pooling-of-interests method of accounting. In accordance with generally accepted accounting principles, prior period financial statements, as well as management discussion and analysis have been restated as if the companies were combined for all periods presented.

The following table summarizes pertinent information related to the completed mergers:


Merger                                         Total Assets At Merger Date    Common Shares
Date               Institution                 (dollars in thousands)            Issued
--------------------------------------------------------------------------------------------
August 31, 1996    Central Bancorporation      $       206,093                 1,431,594
January 15, 1998   Puget Sound Bancorp, Inc.            53,109                   390,947
June 15, 1998      Pacific Northwest Bank              200,219                 1,564,054
June 16, 1998      Pioneer Bancorp, Inc.               108,399                   461,897


     On April 20, 1998 InterWest Bancorp, Inc. signed a definitive agreement to acquire Kittitas Valley Bancorp, Inc. (Kittitas) and its banking subsidiary, Kittitas Valley Bank, of Ellensburg, Washington. Stockholders of Kittitas can elect to receive either cash, or a fixed number of shares of InterWest Bancorp, Inc. common stock for each share of Kittitas common stock such that, in aggregate, fifty percent of the shares of Kittitas common stock will be exchanged for cash and fifty percent of the shares of Kittitas common stock will be exchanged for InterWest Bancorp, Inc. common stock. The transaction will result in the issuance of approximately 150,000 shares of InterWest Bancorp, Inc. common stock and the cash payment of approximately $6.5 million. As of March 31, 1998, Kittitas had total consolidated assets of $45.9 million and stockholders' equity of $4.0 million. Kittitas Valley Bank operates three branch offices in Kittitas County. This transaction will be accounted for using the purchase method under generally accepted accounting principles.

     A source of future growth may be through acquisitions. InterWest believes that many other financial institutions are considering selling their institutions for a variety of reasons, including lack of stockholder liquidity, management succession issues, technology challenges and increasing competition. InterWest actively reviews proposals for various acquisition opportunities. InterWest has established a due diligence review process to evaluate potential acquisitions and has established parameters for potential acquisitions relating to market factors, financial performance and certain nonfinancial factors. Successful completion of acquisitions by InterWest depends on several factors such as the availability of suitable acquisition candidates, necessary regulatory and stockholder approval and compliance with applicable capital requirements.

     Today InterWest conducts its business through 51 full-service branch offices in 15 counties in western and central Washington State. These offices are located in towns, small cities, suburbs and metropolitan markets. Investments are available through InterWest Financial Services, Inc., a wholly-owned subsidiary of InterWest Bank and insurance is available through InterWest Insurance Agency, Inc., a majority-owned subsidiary of InterWest Bank.

     The table below sets forth summary financial information and certain performance ratios for the previous five fiscal years.


As of and for the year ended September 30,                 1997           1996(1)        1995           1994           1993
----------------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS
 Summary of Operations

 Interest Income                                       $ 165,206      $ 143,827      $ 119,731      $  97,850      $  85,736
 Interest Expense                                         91,081         77,127         65,119         45,251         39,150
 Net Interest Income Before
  Provision for Losses on Loans                           74,125         66,700         54,612         52,599         46,586
 Provision for Losses on Loans                             1,508          2,452            929          1,053          1,898
 Net Interest Income After
  Provision for Losses on Loans                           72,617         64,248         53,683         51,546         44,688
 Other Operating Income                                   18,645         15,744         13,030         10,428         12,434
 Other Operating Expense                                  54,032         55,716         40,718         36,924         34,627
 Federal Income Tax Expense                               12,681          7,785          8,721          8,568          6,763
 Net Income                                            $  24,549      $  16,491       $ 17,274      $  16,482      $  15,732
                                                       ---------------------------------------------------------------------
                                                       ---------------------------------------------------------------------

 Basic Net Income Per Share                            $    2.37      $    1.61       $   1.70      $    1.63      $    1.59
 Diluted Net Income Per Share                               2.30           1.57           1.67           1.60           1.56
 Cash Dividends Declared Per Share                          0.50           0.43           0.29           0.29           0.23
 Weighted Average Basic
  Shares Outstanding                                  10,378,701     10,217,883     10,186,991     10,131,999      9,920,128
 Weighted Average Diluted

  Shares Outstanding                                  10,652,697     10,486,696     10,372,602     10,322,231     10,113,175
----------------------------------------------------------------------------------------------------------------------------


As of and for the year ended September 30,
DOLLARS IN THOUSANDS, EXCEPT SHARE DATA                     1997           1996(1)        1995           1994          1993
-----------------------------------------------------------------------------------------------------------------------------
Statement of Financial Condition
Total Assets                                           $2,402,928     $2,016,085     $1,723,780     $1,485,978     $1,172,017
Loans Receivable and
Loans Held for Sale                                     1,348,681      1,170,271      1,035,099        895,564        784,790
Deposits                                                1,468,460      1,389,402      1,260,946      1,154,331        949,655
Borrowings                                                755,968        466,693        321,932        209,468        116,282
Stockholders' Equity                                      160,770        137,647        128,882        113,210         97,982
Book Value Per Share                                   $    15.39     $    13.40     $    12.67     $    11.12     $     9.84

KEY OPERATING RATIOS:

Return on average assets..................................   1.15%          0.90%          1.10%          1.23%          1.40%
Return on average stockholders' equity....................  16.64%         12.13%         14.25%         15.49%         17.43%
Average stockholders' equity to
 average assets...........................................   6.89%          7.38%          7.73%          7.96%          8.01%
Net interest margin.......................................   3.70%          3.85%          3.70%          4.16%          4.45%
Ratio of non-performing assets
  to total assets(2)......................................   0.52%          0.49%          0.41%          0.53%          0.69%
Dividend payout ratio.....................................  21.35%         26.97%         17.04%         16.31%         12.90%


(1) 1996 results include nonrecurring SAIF assessment of $3.6 million (net of tax) and special charges of $2.0 million (net of tax).

(2) Non-performing assets consist of non-performing loans (including nonaccrual loans certain other delinquent loans at the discretion of management) and real estate held for sale.

RESULTS OF OPERATIONS

     InterWest's net income of $24.5 million in 1997 increased from $16.5 million in 1996 and $17.3 million in 1995. Diluted net income per share was $2.30 in 1997 compared to $1.57 in 1996 and $1.67 in 1995. InterWest's return on average assets was 1.15 percent in 1997, an increase from 0.90 percent in 1996 and 1.10 percent in 1995. Return on average stockholders' equity of 16.64 percent in 1997 also increased from 12.13 percent in 1996 and 14.25 percent in 1995. The results of operations for 1996 included significant nonrecurring expenses of $5.5 million related to the recapitalization of the Savings Association Insurance Fund (SAIF) and special charges primarily associated with the Central merger of $3.1 million. Excluding these nonrecurring expenses, net income for 1996 was $22.1 million, diluted net income per share was $2.11, return on average assets was 1.20 percent and return on average stockholders' equity was 16.25 percent.

NET INTEREST INCOME--Net interest margin was 3.70 percent in 1997, a decrease from 3.85 percent in 1996 and consistent with 3.70 percent in 1995. The decrease in net interest margin was primarily due to a flat yield curve. In such an interest rate environment, the margin earned on mortgage lending has decreased due to the compression of the spread between short-term deposit and borrowing rates and lending rates. InterWest has taken steps to insulate itself from the impact of a flat yield curve by focusing on adjustable-rate lending, increasing short-term business and consumer loan originations and selling fixed-rate mortgage loans. During 1997, the securities portfolio increased and InterWest used borrowings from the Federal Home Loan Bank (FHLB) and securities sold under agreements to repurchase to fund this growth. Leveraging capital offsets higher operating costs associated with the development of the infra-structure for growth in consumer and commercial banking by increasing net interest income. This activity decreases net interest margin as the spread earned on securities funded by borrowings is lower compared to the spread earned on loans funded by customer deposits. In spite of the decrease in net interest margin, net interest income increased to $74.1 million in 1997 from $66.7 million in 1996 and $54.6 million in 1995. The increase in net interest income is due to growth in interest-earning assets which is partially offset by a decrease in the margin earned on these assets.

     The following table presents for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resulting yield and cost ratios, interest rate spread, ratio of interest-earning assets to interest-bearing liabilities and net interest margin for InterWest.

                                                                                          Year Ended September 30,
                                                                                          ------------------------
                                                                  1997                               1996
                                                  -----------------------------------------------------------------------
                                                    Average                 Average     Average                 Average
DOLLARS IN THOUSANDS                                Balance     Interest   Yield/Cost   Balance    Interest    Yield/Cost
-------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Loans receivable(1) . . . . . . . . . . . . .    $1,258,351    $115,053     9.14%    $1,086,149   $101,292      9.33%
 Securities available for sale and
   securities held to maturity . . . . . . . .       709,235      47,563     6.71        594,208     38,879      6.54
 Other interest-earning assets . . . . . . . .        38,486       2,590     6.73         54,349      3,656      6.73
                                                  -------------------------------------------------------------------
   Total interest-earning
    assets . . . . . . . . . . . . . . . . . .     2,006,072     165,206     8.24      1,734,706    143,827      8.29

Non-interest earning assets. . . . . . . . . .       134,860                             107,331
                                                  ----------                          ----------
Total Assets . . . . . . . . . . . . . . . . .    $2,140,932                          $1,842,037
                                                  ----------                          ----------
                                                  ----------                          ----------
Interest-bearing liabilities:
 Savings accounts and Money market accounts. .       294,112       9,196     3.13        272,427      8,720      3.20
 Checking accounts(2). . . . . . . . . . . . .       256,829       1,803     0.70        238,318      2,266      0.95
 Certificates of deposit . . . . . . . . . . .       893,244      50,008     5.60        800,306     45,097      5.63
                                                  -------------------------------------------------------------------
   Total Deposits. . . . . . . . . . . . . . .     1,444,185      61,007     4.22      1,311,051     56,083      4.28

FHLB advances, securities sold
  under agreements to repurchase
  and other borrowings . . . . . . . . . . . .       530,356      30,074     5.67        379,319     21,044      5.55
                                                  -------------------------------------------------------------------
Total interest-bearing
  liabilities. . . . . . . . . . . . . . . . .     1,974,541      91,081     4.61      1,690,370     77,127      4.56

Non-interest bearing
  liabilities. . . . . . . . . . . . . . . . .        18,837                              15,741
                                                  ----------                          ----------
    Total liabilities. . . . . . . . . . . . .     1,993,378                           1,706,111

Stockholders' equity . . . . . . . . . . . . .       147,554                             135,926
                                                  ----------                          ----------
Total liabilities and
  stockholders' equity . . . . . . . . . . . .    $2,140,932                          $1,842,037
                                                  ----------                          ----------
                                                  ----------                          ----------
Net interest income. . . . . . . . . . . . . .                   $74,125                            $66,700
                                                                 -------                            -------
                                                                 -------                            -------
Interest rate spread . . . . . . . . . . . . .                               3.63                                3.73

Net interest margin  . . . . . . . . . . . . .                               3.70                                3.85

Ratio of average interest-earning
 assets to average interest-
 bearing liabilities . . . . . . . . . . . . .        101.60%                             102.62%


                                                                      1995
                                                     --------------------------------------
                                                        Average                  Average
DOLLARS IN THOUSANDS                                    Balance     Interest    Yield/Cost
-------------------------------------------------------------------------------------------
Interest-earning assets:
 Loans receivable(1) . . . . . . . . . . . . .         $ 962,594    $ 86,206       8.96%
 Securities available for sale and
   securities held to maturity . . . . . . . .           479,567      31,555       6.58
 Other interest-earning assets . . . . . . . .            32,722       1,970       6.02
                                                      ---------------------------------
   Total interest-earning
    assets . . . . . . . . . . . . . . . . . .         1,474,883     119,731       8.12

Non-interest earning assets. . . . . . . . . .            92,371
                                                      ----------
Total Assets . . . . . . . . . . . . . . . . .        $1,567,254
                                                      ----------
                                                      ----------
Interest-bearing liabilities:
 Savings accounts and Money market accounts. .         $ 265,712       8,775       3.30
 Checking accounts(2). . . . . . . . . . . . .           209,894       2,427       1.16
 Certificates of deposit . . . . . . . . . . .           728,656      41,413       5.68
                                                      ---------------------------------
   Total Deposits. . . . . . . . . . . . . . .         1,204,262      52,615       4.37

FHLB advances, securities sold
  under agreements to repurchase
  and other borrowings . . . . . . . . . . . .           230,999      12,504       5.41
                                                      ---------------------------------
Total interest-bearing
  liabilities. . . . . . . . . . . . . . . . .         1,435,261      65,119       4.54

Non-interest bearing
  liabilities. . . . . . . . . . . . . . . . .            10,783
                                                      ----------
    Total liabilities. . . . . . . . . . . . .         1,446,044

Stockholders' equity . . . . . . . . . . . . .           121,210
                                                      ----------
Total liabilities and
  stockholders' equity . . . . . . . . . . . .        $1,567,254
                                                      ----------
                                                      ----------
Net interest income. . . . . . . . . . . . . .                       $54,612
                                                                     -------
                                                                     -------
Interest rate spread . . . . . . . . . . . . .                                     3.58

Net interest margin  . . . . . . . . . . . . .                                     3.70

Ratio of average interest-earning
 assets to average interest-
 bearing liabilities . . . . . . . . . . . . .            102.76%


_______________
(1)  Does not include interest on loans 90 days or more past due.
(2) Includes average non-interest bearing deposits of $125.6 million, $105.0 and $91.3 million for the years ended September 30, 1997, 1996 and 1995, respectively.

     The effect on net interest income due to changes in interest rates and the amounts of interest-earning assets and interest-bearing liabilities are depicted in the following table. The table below provides information on changes for the periods which are attributable to changes in interest rates and changes in volume.

                                                        1997 vs 1996                                  1996 vs 1995
                                                    Increase (Decrease)                           Increase (Decrease)
                                                     Due to Changes in                             Due to Changes in
DOLLARS IN THOUSANDS                        Rate           Volume          Total           Rate          Volume        Total
-------------------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets
   Loans receivable and loans
   held for sale                           $(1,939)         $15,700        $13,761         $3,675        $11,411      $15,086
   Securities available for sale,
   securities held to maturity and
   other interest-earning assets               986            6,632          7,618             73          8,937        9,010
                                           ----------------------------------------------------------------------------------
Total net change in income on
   interest-earning assets                    (953)          22,332         21,379          3,748         20,348       24,096
                                           ----------------------------------------------------------------------------------
Interest-Bearing Liabilities
   Deposits                                   (690)           5,614          4,924         (1,070)         4,538        3,468
   FHLB advances, securities sold
   under agreements to repurchase
   and other borrowings                        475            8,555          9,030            319          8,221        8,540
                                           ----------------------------------------------------------------------------------
Total net change in expense on
   interest-bearing liabilities               (215)          14,169         13,954           (751)        12,759       12,008
                                           ----------------------------------------------------------------------------------
Net change in net
   interest income                          $ (738)         $ 8,163         $7,425         $4,499         $7,589      $12,088
                                           ----------------------------------------------------------------------------------
                                           ----------------------------------------------------------------------------------

PROVISION FOR LOSSES ON LOANS--The provision for losses on loans in 1997 was $1,508,000 compared to $2,452,000 in 1996 and $929,000 in 1995. The 1996
provision included $900,000 to conform the allowance for losses on loan methodology of Central and InterWest.

NONINTEREST INCOME--Noninterest income was $18.6 million in 1997, an increase from $15.7 million in 1996 and $13.0 million in 1995. This increase in 1997 is primarily due to the securitization and sale of $86.9 million in fixed-rate mortgage loans. Of these loan securitizations, $43.1 million were sold immediately and $43.8 million were held for a period of time as securities available for sale. Additionally during fiscal year 1997, $4.9 million of sub-prime and $17.4 million of other mortgage loans originated by InterWest Bank were sold. These transactions resulted in gains on sale of loans that were $2.2 million higher as compared to fiscal year 1996. For the year ended September 30, 1997 gains on sale of loans totaled $4.2 million, representing 22.6 percent of noninterest income compared to an average of
14.0 percent for fiscal years 1996 and 1995. Another contributing factor to the overall increase in noninterest income was an increase in service fee revenues of $777,000 from 1996 and $3.1 million from 1995. This increase in service fees is primarily due to a $325,000 increase in loan fees earned by mortgage brokerage activities and an increase of $433,000 in service charges on deposits.

     Revenue from the sale of non-traditional financial and insurance products through InterWest Bank's subsidiaries, InterWest Financial Services and InterWest Insurance Agency were $2.2 million for 1997, compared to $2.3 million in 1996 and $2.2 million in 1995.

     Gains on the sale of real estate held for sale and for development were $346,000 in 1997 compared to $806,000 in 1996 and $16,000 in 1995. Gains recorded for 1997 are lower compared to 1996 primarily as a result of a gain of $500,000 recorded on the sale of one significant real estate property during 1996. InterWest is currently attempting to sell two land development projects in Mount Vernon, Washington, and Fountain, Colorado. Both properties will take several years to sell out.

NONINTEREST EXPENSE--Noninterest expenses totaled $54.0 million in 1997 compared to $55.7 million in 1996 and $40.7 million in 1995. During 1996, noninterest expenses were adversely impacted by the SAIF recapitalization charge of $5.5 million and the special charges primarily associated with the Central merger of $3.1 million. Excluding these nonrecurring expenses in 1996, other operating expenses increased $6.9 million or 14.7 percent in 1997 compared to $6.4 million or 15.6 percent expense growth in 1996.

     Excluding the nonrecurring SAIF assessment and special charges from the Central merger incurred in 1996, InterWest's efficiency ratio was 58.24 percent in 1997, 57.12 percent in 1996 and 60.20 percent in 1995.

     The increase in noninterest expenses and the efficiency ratio is consistent with strategies for planned future balance sheet growth and diversification of product lines. Increases in compensation and employee benefits, general and administrative, data processing and occupancy expenses are due to expansion and diversification, enhanced focus on consumer and commercial banking products and services, and the opening of new branch offices during 1997. Key elements of the consumer and commercial banking focus were the development of credit administration, consumer and business lending support, business relationship officers and the addition of several experienced commercial banking management personnel at InterWest Bank.

     InterWest recorded a charge of $200,000 for fair value adjustments on certain properties in the real estate held for sale portfolio during 1997. During 1996, InterWest reduced the allowance for losses on the real estate held for sale by $1.0 million which reduced other operating expenses. These charges and credits are based on the periodic evaluation of the real estate held for sale and for development portfolios and risks associated with respective properties.

     On September 30, 1996, a law was enacted to recapitalize the SAIF through a one-time assessment of 0.657 percent of SAIF insured deposits, resulting in a $5.5 million expense to InterWest. This legislation was intended to recapitalize the SAIF to a level equivalent to the Bank Insurance Fund (BIF). Prior to this legislation, most savings institutions were paying
0.23 percent of insured deposits. Beginning January 1, 1997, savings institutions began paying 0.064 percent of insured deposits which, in InterWest's case, produced an annual costs savings of approximately $1.5 million in FDIC premium assessments. This should allow InterWest to recover this one time assessment in less than four years. FDIC premium assessments decreased to $428,000 in 1997, compared to $2.0 million in 1996 and $2.1 million in 1995.

     The century date change for the Year 2000 is a serious issue that may impact virtually every organization, including InterWest. The challenge is especially important to financial institutions since many processes, such as interest accruals and payments, are date sensitive and InterWest has interaction with numerous customers, vendors and third party service providers whom must also address the century date change issue.

     InterWest has developed a plan, is developing contingency plans and has performed assessments on its systems. As part of InterWest's process to address the Year 2000 issue, InterWest has implemented a program to monitor Year 2000 efforts of its suppliers, service providers and large customers. Testing on systems identified as critical to validate upgrades, vendor certification and other changes necessary is expected to begin in 1998. Current estimates indicate renovation costs will not be material to InterWest's results of operations. Costs incurred related to renovating and testing will be expensed in the period incurred. InterWest could possibly be impacted by the century change to the extent other entities not affiliated with InterWest are unsuccessful in addressing this issue.

INCOME TAX EXPENSE--Consistent with increased net income, income tax expense for 1997 was $12.7 million, an increase from $7.8 million in 1996 and $8.7 million in 1995. The effective tax rates were 34.1 percent in 1997, 32.1 percent in 1996 and 33.5 percent in 1995. The lower effective tax rate in 1996 is primarily due to certain tax benefits resulting from the merger with Central.

REVIEW OF FINANCIAL CONDITION

     InterWest's total assets were $2.403 billion as of September 30, 1997, compared to $2.016 billion as of September 30, 1996. This is an increase of
$387.0 million, or 19.2 percent.   This growth is primarily due to an
increase in the balance of loans receivable oustanding of $179.4 million as well as an increase in securities and other interest-earning assets of $188.0 million. The growth in assets has been primarily funded through an increases in borrowings of $289.3 million and deposits of $79.1 million.

SECURITIES AND OTHER INTEREST-EARNING ASSETS--Securities and other interest-earning assets, including securities available for sale, securities held to maturity, FHLB stock interest-bearing deposits in banks and federal funds sold increased to $901.8 million as of September 30, 1997, compared to $713.8 million as of September 30, 1996. It is InterWest's intent to increase the loan portfolio relative to other interest-earning assets. During fiscal year 1997, management has leveraged capital with securities growth in an attempt to offset increased operational costs associated with the implementation of the plan for consumer and business banking growth. This has increased net interest income but decreased net interest margin as the margin earned on securities is less than loans. As of September 30, 1997, the securities portfolio consists of $351.7 million or 51 percent, of mortgage-backed and related securities and $343.8 million or 49 percent, of investment securities. This is a change from September 30, 1996 when 68 percent of all securities were mortgage-backed and related securities and 32 percent were investment securities. As of September 30, 1997, 81 percent of InterWest's securities were classified as available for sale an increase from 62 percent as of September 30, 1996. Management believes that a higher percentage of securities classified as available for sale provides greater flexibility to respond to interest rate changes and liquidity needs to fund loan growth.

     InterWest has generally maintained liquidity in excess of regulatory guidelines. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives, management's judgment as to the attractiveness of the yields then available in relation to other opportunities, management's expectation of the level of yield that will be available in the future as well as management's projections as to the short term demand for funds to be used in the InterWest's loan origination and other activities.

     Securities are categorized as held to maturity or available for sale, based upon management's intent as to the ultimate disposition of each security acquired. InterWest does not actively trade securities. Securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts over the terms of the securities, while securities classified as available for sale are reported at fair value, with unrealized gains and losses (net of deferred income taxes) reported as a net amount in a separate component of stockholders' equity. See Notes 3 and 4 to Consolidated Financial Statements regarding the InterWest's securities available for sale and securities held to maturity.

   The following table sets forth carrying values and estimated fair values for InterWest's securities held to maturity as of the dates indicated.

                                                                         September 30,
                                              1997                            1996                               1995
                                --------------------------------------------------------------------------------------------------
                                           Estimated   Percent              Estimated   Percent               Estimated   Percent
                                  Amortz      Fair       of       Amortz      Fair        of        Amortz       Fair        of
DOLLARS IN THOUSANDS               Cost      Value    Portfolio    Cost      Value     Portfolio     Cost       Value    Portfolio
----------------------------------------------------------------------------------------------------------------------------------
U.S. Government
 and Agency securities . . . .   $54,905    $54,622     41.5%    $158,389   $157,505     62.0%     $ 66,079    $65,467     18.9%
Obligations of states
 and political subdivisions. .    10,841     10,992      8.2       10,301     10,413      4.0        11,009     11,169      3.1
Other securities . . . . . . .    66,549     63,856     50.3       86,817     81,044     34.0       272,684    266,947     77.0
                                --------------------------------------------------------------------------------------------------
    Total. . . . . . . . . . .  $132,295   $129,470              $255,507   $248,962               $349,772   $343,583
                                --------   --------              --------   --------               --------   --------
                                --------   --------              --------   --------               --------   --------

The following table sets forth the maturities and weighted average yields of the securities held to maturity at September 30, 1997.

                                       Less Than                One to                  Five to                   Over Ten
                                        One Year              Five Years               Ten Years                   Years
                                   ------------------     ------------------       ------------------      --------------------
                                   Amortized              Amortized                Amortized               Amortized
DOLLARS IN THOUSANDS                  Cost      Yield        Cost      Yield          Cost      Yield         Cost      Yield
-------------------------------------------------------------------------------------------------------------------------------
U.S. Government
 and Agency securities . . . .        $300       5.19%     $20,093      6.59%        $  --         --%      $34,512      6.29%
Obligations of states
 and political subdivisions. .       2,152       4.21        5,448      4.77         3,241       5.65            --        --
Other securities . . . . . . .          --         --           --        --            --         --        66,549      6.51
                                    -----------------------------------------------------------------------------------------
    Total. . . . . . . . . . .      $2,452       4.32      $25,541      6.19        $3,241       5.65      $101,061      6.42
                                    -----------------------------------------------------------------------------------------
                                    -----------------------------------------------------------------------------------------

     The following table sets forth InterWest's securities available for sale portfolio at the dates indicated.

                                                                September 30,
                                                                -------------
                                           1997                      1996                       1995
                                  -----------------------------------------------------------------------------
                                  Estimated                 Estimated                  Estimated
                                  Fair         Percent of   Fair         Percent of    Fair         Percent of
DOLLARS IN THOUSANDS              Value        Portfolio    Value        Portfolio     Value        Portfolio
---------------------------------------------------------------------------------------------------------------
U.S. Government and
 Agency Securities . . . . . .    $421,856       74.9%      $134,969        32.4%       $61,787        34.0%
SBA Certificates . . . . . . .      61,160       10.8         71,037        17.0         71,286        39.4
Obligations of states and
 political subdivisions. . . .       5,414        1.0         11,458         2.8          1,883         1.0
Other securities . . . . . . .      74,737       13.3        199,367        47.8         46,516        25.6
                                  -------------------------------------------------------------------------
   Total . . . . . . . . . . .    $563,167                  $416,831                   $181,472
                                  --------                  --------                   --------
                                  --------                  --------                   --------

     The following table sets forth the maturities and weighted average yields of InterWest's securities available for sale portfolio at September 30, 1997.

                                        Less Than                  One to                     Five to                 Over Ten
                                        One Year                 Five Years                  Ten Years                 Years
                                  ------------------------------------------------------------------------------------------------
                                  Estimated                 Estimated                  Estimated                Estimated
                                  Fair                      Fair                       Fair                     Fair
DOLLARS IN THOUSANDS              Value        Yield        Value        Yield         Value        Yield       Value       Yield
----------------------------------------------------------------------------------------------------------------------------------
U.S. Government and
 Agency Securities . . . . . .     $  537       5.57%       $291,302      6.51%         $12,911     6.39%       $117,029     6.66%
SBA Certificates . . . . . . .         --         --              --        --           11,683     8.33          49,477     7.89
Obligations of states and
 political subdivisions. . . .      1,135       4.71           2,193      4.28            1,982     4.75             104     5.37
Other securities . . . . . . .        427       7.07             345      5.90            3,346     7.39          70,619     6.58
                                   ----------------------------------------------------------------------------------------------
   Total . . . . . . . . . . .     $2,099       5.41        $293,840      6.49          $29,922     7.11        $237,229     6.81
                                   ----------------------------------------------------------------------------------------------
                                   ----------------------------------------------------------------------------------------------

   The following table presents the name of the issuer and the aggregate amortized cost and aggregate estimated fair value of the securities of each issuer for those securities in InterWest's portfolio whereby the aggregate amortized cost exceeds 10 percent of InterWest's stockholders' equity as of September 30, 1997.

                                                                     Estimated
DOLLARS IN THOUSANDS                           Amortized Cost        Fair Value
-------------------------------------------------------------------------------
Chase Mortgage Finance Corporation . . . . . .    $21,631            $20,896

DLJ Mortgage Acceptance Corporation. . . . . .     18,208             18,153

GE Capital Mortgage Services, Inc. . . . . . .     56,827             53,899


LOANS RECEIVABLE AND LOANS HELD FOR SALE--The loan portfolio, which includes loans receivable and loans held for sale has increased by $179.0 million or
15.2 percent from $1.170 billion as of September 30, 1996 to $1.349 billion as of September 30, 1997. The business loan portfolio, which includes commercial and agricultural loans, and the consumer loan portfolio increased to $185.8 million and $73.9 million, representing growth rates of 36.3 percent and 16.8 percent, respectively, during 1997. Business loans represented 13.6 percent and consumer loans 5.4 percent of the total loan portfolio as of September 30, 1997. Mortgage loans increased by 11.0 percent during fiscal year 1997. The increase in mortgage loans and the overall loan growth would have been more significant, however InterWest securitized and sold $86.9 million of fixed-rate mortgage loans during 1997. Real estate construction loans outstanding increased by 19.1 percent from September 30, 1996 to September 30, 1997.

    The principal lending activity of InterWest Bank is the origination of single-family residential mortgage loans and, to a lesser extent, loans secured by income property, consumer loans, commercial loans and agricultural loans. Pacific Northwest Bank, Pioneer National Bank and First National Bank of Port Orchard, have loan portfolios which have a greater percentage of commercial loans than InterWest Bank.

     As of September 30, 1997, $701.8 million, or 51.2 percent of the InterWest's loan portfolio consisted of loans secured by one-to-four family residential properties and $272.4 million, or 19.9 percent of total loans, consisted of income property loans (multi-family residential and commercial real estate loans). Real estate construction loans, which are primarily secured by one-to-four family residential properties, were $136.6 million or
10.0 percent of total loans as of September 30, 1997. InterWest typically requires that mortgage loans be secured by first liens on single-family, residential dwellings (one- to-four family units), land, developed lots and income property. The purpose of the majority of real estate mortgage loans has been for the purchase or construction of single-family residential dwellings or refinancing of these properties, but some loans have been for acquisition or development of residential lots or permanent loans secured by income properties.

      The mergers with Central, Pacific, Pioneer and Puget has increased InterWest's access to commercial lending. This initiated the process of changing the composition of the InterWest loan portfolio to that of a financial institution with less reliance on single-family lending as the primary loan product. InterWest will continue to focus loan growth efforts in commercial, agricultural and consumer lending. Growth in commercial, agricultural and consumer loans should shorten duration risk, produce higher net interest margin, create better protection from interest rate volatility and ultimately meet the needs of InterWest's individual and business customers.

      The following table sets forth the composition of InterWest's loan portfolio by type of loan as of the dates indicated.

                                                                           As of  September 30,
                                                                           --------------------
                                          1997                 1996                1995                1994              1993
                                  -------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                Amount    Percent    Amount    Percent   Amount   Percent    Amount   Percent   Amount  Percent
-----------------------------------------------------------------------------------------------------------------------------------
TYPE OF LOAN:

Real estate mortgage loans:
  Single-family residential(1)     $701,840     51.2%   $630,147    52.9%   $570,377    54.2%   $509,842   55.9%  $458,071    57.4%
  Multi-family residential           58,137      4.2      55,256     4.6      53,608     5.1      39,741    4.4     33,233     4.2
  Commercial                        214,232     15.6     191,348    16.1     165,547    15.7     138,727   15.2    118,920    14.9
Real estate construction            136,580     10.0     114,698     9.6     105,212    10.0      89,759    9.9     74,552     9.3
Consumer loans                       73,876      5.4      63,240     5.3      55,299     5.3      43,889    4.8     41,027     5.1
Commercial loans                    155,265     11.4     122,275    10.3      87,788     8.3      76,346    8.4     65,717     8.2
Agricultural loans                   30,491      2.2      14,007     1.2      14,878     1.4      13,169    1.4      6,856     0.9
                                 -------------------------------------------------------------------------------------------------
   Total gross loans              1,370,421            1,190,971           1,052,709             911,473           798,376

Less:
  Allowance for losses
   on loans                         (11,104)             (10,235)             (7,841)             (7,233)           (5,958)
 Deferred loan fees
   and discounts                    (10,636)             (10,465)             (9,769)             (8,676)           (7,628)
                                 -------------------------------------------------------------------------------------------------
   Total loans receivable, net   $1,348,681           $1,170,271          $1,035,099            $895,564          $784,790
                                 -------------------------------------------------------------------------------------------------
                                 -------------------------------------------------------------------------------------------------

_____________
(1)  Includes construction loans converted to permanent loans.

     The following table shows the contractual maturity of InterWest's gross loans at September 30, 1997. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Loan balances do not include deferred loan fees and discounts and allowance for losses on loans. The table does not reflect any estimate of prepayments, which significantly shorten the average life of all loans and will cause InterWest's actual repayment experience to differ significantly from that shown below.

                                               After
                                   Within     One Year
                                   One        Through     After
Dollars in thousands               Year       5 Years    5 Years     Total
-----------------------------------------------------------------------------
                                               (In Thousands)
Real estate mortgage loans:
  Single-family residential. . .   $ 13,205   $ 44,925  $643,710  $  701,840
  Multi-family residential . . .      3,556      2,605    51,976      58,137
  Commercial . . . . . . . . . .     28,596     68,790   116,846     214,232
Real estate construction . . . .     40,220     25,760    70,600     136,580
Consumer loans . . . . . . . . .     37,594     20,093    16,189      73,876
Commercial loans . . . . . . . .     84,219     35,836    35,210     155,265
Agricultural loans . . . . . . .     25,295      3,395     1,801      30,491
                                   -----------------------------------------
  Total loans. . . . . . . . . .   $232,685   $201,404  $936,332  $1,370,421
                                   -----------------------------------------
                                   -----------------------------------------

     The following table sets forth the dollar amount of all loans due one year or more after September 30, 1997 which have fixed interest rates and have floating or adjustable interest rates.

                                              Fixed         Floating or
Dollars in thousands                          Rates       Adjustable Rates
----------------------------------------------------------------------------
Loans maturing in more than one year        $528,783          $608,953


     SINGLE-FAMILY RESIDENTIAL MORTGAGE LOANS--The primary lending activity of InterWest has historically been the granting of mortgage loans to enable borrowers to refinance and purchase existing dwellings or to construct new single-family dwellings on properties located within its primary market area. Management believes that focusing on single-family residential mortgage loans has been successful in contributing to interest income while keeping delinquencies and losses to a minimum. InterWest's single-family residential loan portfolio also includes loans on two- to four-family dwellings and manufactured homes.

     InterWest presently originates both fixed-rate loans and adjustable-rate mortgage loans ("ARMs") secured by one- to four-family properties with loan terms of up to 30 years. ARMs have interest rates that adjust based upon changes in the pre-determined index for a period matching the repricing period of the loan. The majority of these loans provide that the amount of any increase or decrease in the interest rate is limited to one percentage point (upward or downward) per adjustment period which is typically six months and generally limited to four and one-half percentage points over the life of the loan. Borrower demand for ARMs versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the rates and loan fees for ARMs.

     MULTI-FAMILY RESIDENTIAL AND COMMERCIAL REAL ESTATE MORTGAGE LOANS-- InterWest originates permanent loans on commercial real estate and multi-family residences with terms of up to 30 years. Currently, InterWest originates income property loans in its primary market area. InterWest's permanent income property loans are secured by improved property such as multi-family properties, office buildings and small commercial business properties, condominiums, churches, subdivision developments and strip shopping centers.

     Income property loans in the portfolio are generally made in amounts between $250,000 and $2.5 million. Loans that are not secured by single family residences are integral to the InterWest's asset and liability management program and reduce exposure to interest rate changes, such loans may entail additional risks compared to residential mortgage lending. Commercial real estate and multi-family residential mortgage loans secured by income properties are generally larger and involve greater risks than residential mortgage loans because payments on loans secured by income properties are dependent on the successful operation or management of the properties. As a result, repayment of such loans may be subject to conditions in the real estate market or the economy to a greater extent than single-family residential real estate loans. Commercial real estate mortgage loans may involve large loan balances to single borrowers or groups of related borrowers.

     REAL ESTATE CONSTRUCTION--InterWest originates residential construction mortgage loans to residential owner-occupants (custom construction loans) and to contractors building residential properties for resale, as well as construction loans for condominiums, multi-family residential properties and land development on properties located within its primary market area. Construction loans to owner-occupants generally have a term of six months and then are converted to single-family residential mortgage loans. Construction loans to builders generally are in amounts below $250,000 and are made with a terms of twelve to eighteen months. InterWest's construction loans to builders bear variable interest rates.

     Real estate construction loans may involve additional risks because loan funds are advanced upon the security of the project under construction which is of uncertain value prior to the completion, delays may arise from labor problems, material shortages may be experienced and other unpredictable contingencies may occur. It is extremely important to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. Because of these factors, the analysis of prospective construction loan projects requires an expertise that is different in significant respects from the expertise required for residential real estate mortgage lending. Construction lending is generally considered to involve a higher degree of collateral risk than long-term financing of residential properties. InterWest's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value and marketability at completion of construction or development and the estimated cost (including interest) of construction. If the estimate of construction costs and the marketability of the property upon completion of the project prove to be inaccurate, InterWest may be required to advance additional funds to complete the development.

     InterWest's underwriting criteria are designed to evaluate and minimize the risks of each construction loan. Among other things, InterWest considers evidence of the availability of permanent financing for the borrower, the reputation of the borrower, the amount of the borrower's equity in the project, the independent appraisal and review of cost estimates, the pre-construction sale and leasing information, and the cash flow projections of the borrower. In addition, most of the construction loans granted by InterWest are secured by property in the InterWest's local market areas.

      COMMERCIAL--Commercial loans include a wide range of loan types to small and medium sized businesses. A significant portion of these loans are commercial lines of credit with adjustable rates and maturities of less than one year. The remaining commercial loans include equipment and operational loans with terms generally not exceeding five years. These loans are primarily secured by capital assets and inventory, although certain loans are unsecured. Commercial and agricultural lending have increased risks as a result of dependence on income production for future repayment, and in
certain circumstances, the lack of tangible collateral.   Commercial loans
are underwritten based on the financial strength and repayment ability of the borrower, as well as the value of any collateral securing the loans. Commercial lending operations rely on a strong credit culture that combines prudent credit policies and individual lender accountability.

      AGRICULTURAL--Agricultural loans include seasonal production loans secured by crops and equipment. These loans generally have adjustable rates and maturities of less than one year. Agricultural loans also include loans secured by farmland. The majority of these loans have terms of less than five years and have adjustable rates.

     CONSUMER--Consumer loans consist of savings account loans, automobile loans, home equity loans and loans for other consumer purposes. Consumer lending may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession.

     LOANS HELD FOR SALE--Loans intended for sale in the secondary market are carried at the lower of cost or estimated fair value in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. Loans that are held for sale are generally fixed-rate mortgage loans and loans originated under a small business administration program. The loans are sold to FHLMC and other financial institutions. In connection with loan sales, InterWest generally retains the right to service the loans (i.e., collection of principal and interest payments), for which it generally receives a fee based on the difference between the rate paid to the investor and that collected from the borrower, which generally ranges from 1/4 percent to 1/2 percent of the unpaid balance of each loan. In accordance with SFAS No. 125 "Accounting for Transfers and Servicing of Assets and Extinguishments of Liabilities", InterWest capitalizes mortgage servicing rights when acquired either through the purchase or origination of mortgage loans that are subsequently sold or securitized with the servicing rights retained. Mortgage servicing rights are included in intangible assets and are amortized as an offset to services fees in proportion to and over the period of estimated net servicing income not to exceed 15 years. As of September 30, 1997, InterWest was servicing $365.9 million of loans for others.

     NONACCRUAL AND PROBLEM LOANS--InterWest follows regulatory guidelines with respect to classifying loans on a nonaccrual basis. Loans are placed on nonaccrual when they become past due over 90 days or when the collection of interest or principal is considered unlikely. InterWest does not return a loan to accrual status until it is brought current with respect to both principal and interest and future principal payments are no longer in doubt. When a loan is placed on nonaccrual status, any previously accrued and
uncollected interest is reversed.   As of September 30, 1997 and 1996,
InterWest had $5.1 million and $3.8 million, respectively, of loans on nonaccrual status.

     Each of the subsidiary banks performs a review of its loan portfolio for weaknesses in credit quality on an ongoing basis to identify problem loans. This review results in internal loan classifications based on risk characteristics and loan performance. Any portion of a loan that is classified as loss is charged-off against the allowance for losses on loans. The overall objective of this review process is to identify any trends and determine the level of loss exposure to evaluate the need for an adjustment to the allowance for losses on loans.

ALLOWANCE FOR LOSSES ON LOANS--InterWest's allowance for losses on loans is $11.1 million or 0.82 percent of loans as of September 30, 1997, compared to $10.2 million, or 0.87 percent of loans as of September 30, 1996. Net loan charge-offs for the year ended September 30, 1997 were $640,000 or 0.05 percent of the average balance of loans outstanding, compared to an average of $327,000 or 0.04 percent of average loans for fiscal years 1993 through 1996.

     When loans are originated, InterWest recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the collateral securing the loan.

     The allowance for losses on loans is maintained at a level sufficient to provide for estimated losses based on evaluating known and inherent risks in the loan portfolio and upon management's continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, delinquency levels, actual loan loss experience, current economic conditions, and detailed analysis of individual loans for which full collectibility may not be assured. The appropriate level of the allowance for losses on loans is estimated based upon factors and trends identified by management.

     When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged-off against the allowance for losses on loans. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; the subsidiary bank has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement. A provision for losses on loans, which is a charge against operations, is added to the allowance for losses on loans based on ongoing assessments of credit risk in the loan portfolio.

     While InterWest believes it has established its allowance for losses on loans in accordance with generally accepted accounting principles, there can be no assurance that in the future, regulators, when reviewing InterWest's loan portfolio, will not request InterWest to increase its allowance for losses on loans thereby impacting InterWest's financial condition and results of operations. In addition, because future events impacting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for losses on loans is adequate or that substantial increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.

      The following table sets forth an analysis of the InterWest's allowance for losses on loans for the periods indicated.

                                                   Year Ended September 30,
                                                   ------------------------
DOLLARS IN THOUSANDS                    1997       1996      1995      1994      1993
----------------------------------------------------------------------------------------
Allowance at beginning of period . .  $10,235     $7,841    $7,233    $5,958    $4,816
Provision for losses on loans. . . .    1,508      1,552       929     1,053     1,898
Provision pursuant to acquisition. .       --        900        --        --        --
Provision acquired . . . . . . . . .       --         --        --       393        --

Charge-offs:
 Real estate mortgage loans:
  Single-family residential. . . . .      109         99       126       164       428
  Multi-family residential . . . . .       --         --       142        --        --
  Commercial . . . . . . . . . . . .      234         20        --        --       124
 Real estate construction. . . . . .       --         --        --        --        --
 Consumer loans. . . . . . . . . . .      449        304       314       247       499
 Commercial loans. . . . . . . . . .      246         60       138        54       147
 Agricultural loans. . . . . . . . .        2         --        --         5        13
                                      ------------------------------------------------
   Total charge-offs . . . . . . . .    1,040        483       720       470     1,211
Recoveries:
 Real estate mortgage loans:
  Single-family residential. . . . .       39          6        20        84        15
  Commercial . . . . . . . . . . . .       67         13        22        --        --
 Consumer loans. . . . . . . . . . .      162        118       152        77        87
 Commercial loans. . . . . . . . . .      133        288       201       133       179
 Agricultural loans. . . . . . . . .       --         --         4         5       174
                                      ------------------------------------------------
   Total recoveries. . . . . . . . .      401        425       399       299       455
                                      ------------------------------------------------
   Net recoveries (charge-offs). . .     (639)       (58)     (321)     (171)     (756)
                                      ------------------------------------------------
   Balance at end of period. . . . .  $11,104    $10,235    $7,841    $7,233    $5,958
                                      ------------------------------------------------
                                      ------------------------------------------------
Ratio of allowance to total
 loans outstanding at the
 end of the period . . . . . . . . .     0.82%      0.87%     0.76%     0.81%     0.76%
Ratio of net charge-offs
 to average loans outstanding
 during the period . . . . . . . . .     0.05%      0.01%     0.03%     0.02%     0.10%


     InterWest has historically maintained a positive variance from the minimum estimated allowance for losses on loans based on the analyses conducted by management and credit personnel. Management allocates part of the allowance for losses on loans to certain loan categories based on the relative risk characteristics and charge-off histories of the loan portfolio. Management has reviewed the allocations in the various loan categories and believes the allowance for losses on loans was adequate at all times during the five year period ended September 30, 1997. Although the allocation of the allowance for losses on loans is an important credit management tool, the entire allowance for losses on loans is available for the entire loan portfolio. The following table sets forth the allocation of the allowance for losses on loans by loan category for the periods indicated.

                                                                         September 30,
                                                                         -------------
                                      1997                1996                1995              1994              1993
                                ----------------------------------------------------------------------------------------------
                                         % of                % of                % of              % of              % of
                                         Loans in            Loans in            Loans in          Loans in          Loans in
                                         Each                Each                Each              Each              Each
                                         Category            Category            Category          Category          Category
                                         to Total            to Total            to Total          to Total          to Total
DOLLARS IN THOUSANDS            Amount   Loans     Amount    Loans     Amount    Loans     Amount  Loans    Amount   Loans
------------------------------------------------------------------------------------------------------------------------------
Real estate mortgage loans:
  Single-family residential. .  $2,092     51.2%   $1,611      52.9%   $1,455      54.2%   $1,292   55.9%   $1,153    57.4%
  Multi-family residential . .     256      4.2       445       4.6       424       5.1       314    4.4       263     4.2
  Commercial . . . . . . . . .     742     15.6     1,685      16.1     1,365      15.7     1,157   15.2     1,015    14.9
Real estate construction . . .     494     10.0       459       9.6       388      10.0       368    9.9       326     9.3
Consumer loans . . . . . . . .   1,012      5.4     1,047       5.3       904       5.3       703    4.8       630     5.1
Commercial loans . . . . . . .   1,592     11.4     1,064      10.3       843       8.3       720    8.4       937     8.2
Agricultural loans . . . . . .      59      2.2       214       1.2       217       1.4       162    1.4       113     0.9
Unallocated. . . . . . . . . .   4,857      N/A     3,710       N/A     2,245       N/A     2,517    N/A     1,521     N/A
                               -------------------------------------------------------------------------------------------
  Total allowance
   for losses on loans . . . . $11,104            $10,235              $7,841              $7,233           $5,958
                               -------------------------------------------------------------------------------------------
                               -------------------------------------------------------------------------------------------

REAL ESTATE HELD FOR SALE AND FOR DEVELOPMENT--Real estate held for sale includes property acquired by InterWest through foreclosure. The property is carried at the lower of its fair market value or the principal balance of the foreclosed loan. At September 30, 1997, InterWest had 27 foreclosed properties totaling $6.9 million.

     The real estate held for development portfolio of $5.5 million as of September 30, 1997 primarily consists of one land development. As of September 30, 1997, the property was estimated to have a fair value of $5.3 million using a discounted cash flow projection based on expected lot sales and future development costs. As of September 30, 1997, the book value of the property was $5.1 million.

NONPERFORMING ASSETS--InterWest's non-performing assets as of September 30, 1997, which consist of non-performing loans and real estate held for sale totaled $12.4 million or 0.52 percent of total assets. This is an increase from $9.9 million or 0.49 percent of total assets at September 30, 1996. InterWest's non-performing assets at September 30, 1995, totaled $7.0 million or 0.41 percent of assets. The increase in real estate held for sale from $6.1 million at year end 1996 to $6.9 million in 1997 was due to foreclosures of $2.1 million, expenditures capitalized to improve real estate of $900,000 and write-downs of real estate properties of $200,000. Total sales of real estate during 1997 totaled $2.0 million, an increase from $1.6 million in 1996. Non-performing loans increased to $5.5 million as of September 30, 1997 compared to $3.8 million as of September 30, 1996 and $2.8 million as of September 30, 1995. During 1997 the asset quality of InterWest continued to be strong. This is attributable to the strong local economy, stringent underwriting guidelines and internal review processes customized to identify problem loans.

     The following table sets forth information with respect to InterWest's non-performing assets and restructured loans at the dates indicated.

                                                        At September 30,
                                                        ----------------
DOLLARS IN THOUSANDS                    1997        1996      1995      1994      1993
----------------------------------------------------------------------------------------

Loans accounted for on
 a nonaccrual basis:
Real estate mortgage loans:
  Single-family residential. . . . .   $3,181      $2,008    $  985    $  708    $1,024
  Multi-family residential . . . . .      407          --       900        --        --
  Commercial . . . . . . . . . . . .      484       1,323       308       624       315
Real estate construction . . . . . .      234          --        --         3        --
Consumer loans . . . . . . . . . . .      417         208       132       144       144
Commercial loans . . . . . . . . . .      343         300       507       138       143
Agricultural loans . . . . . . . . .       78          --        --       123       146
                                      -------------------------------------------------
    Total. . . . . . . . . . . . . .    5,144       3,839     2,832     1,740     1,772

Accruing loans which
 are contractually past
 due 90 days or more:
  Real estate mortgage
     Commercial. . . . . . . . . . .      321          --        --        --        --
  Agricultural . . . . . . . . . . .       --          --        --       129        --
  Consumer . . . . . . . . . . . . .       --          --        --        16        26
                                      -------------------------------------------------
    Total. . . . . . . . . . . . . .      321          --        --       145        26

Real estate owned. . . . . . . . . .    6,945       6,053     4,178     5,930     6,342
                                      -------------------------------------------------
Total nonperforming assets . . . . .  $12,410      $9,892    $7,010    $7,815    $8,140
                                      -------------------------------------------------
                                      -------------------------------------------------

Restructured loans . . . . . . . . .   $1,403      $1,715    $1,958    $   --    $   --

Total loans delinquent
 90 days or more to
 net loans . . . . . . . . . . . . .     0.38%       0.33%     0.27%     0.19%     0.23%

Total loans delinquent
 90 days or more to
 total assets. . . . . . . . . . . .     0.21%       0.19%     0.16%     0.12%     0.15%

Total nonperforming assets
 to total assets . . . . . . . . . .     0.52%       0.49%     0.41%     0.53%     0.69%


     Interest income that would have been recorded for the year ended September 30, 1997 had nonaccruing loans been current in accordance with their original terms amounted to approximately $382,000.

DEPOSITS--InterWest offers various types of deposit accounts, including savings, checking accounts, money market type accounts and a variety of certificate accounts. Deposit accounts vary as to terms, with the principal differences being the minimum balance required, the time period the funds must remain on deposit, the interest rate and the deposit or withdrawal option. InterWest has rarely relied on brokered deposits, but has relied on generating deposits through a marketing strategy that employs a sales staff responsible for generating deposits as well as fee products. Transaction deposit accounts offer InterWest an opportunity to market other products to these customers.

     Certificates of deposit increased $31.3 million or 3.7 percent in 1997, and totaled $880.5 million or 60 percent of total deposits as of year end 1997. Transaction account balances have increased $47.8 million or 8.8 percent from 1996 and totaled $588.0 million or 40 percent of total deposits as of September 30, 1997. Non-interest bearing deposits, money market and interest-bearing checking account balances have increased by $27.4 million, $15.3 million and $9.5 million, respectively. This represents annualized growth rates of 22.3 percent, 9.0 percent and 7.5 percent, respectively. It is management's strategy to increase the percentage of transaction deposits, which should have a positive impact on net interest income, service fee revenue and market penetration. This should be accomplished through internal growth and future acquisitions.


     The following table indicates the amount of the InterWest's certificates of deposit with balances equal to or greater than $100,000 classified by time remaining until maturity as of September 30, 1997.

            DOLLARS IN THOUSANDS                 Certificates
            Maturity Period                       of Deposit
            -------------------------------------------------
            Three months or less. . . . . . .      $150,520
            Three through six months. . . . .        51,244
            Six through twelve months . . . .        73,325
            Over twelve months. . . . . . . .        62,973
                                                   --------
                Total . . . . . . . . . . . .      $338,062
                                                   --------
                                                   --------

     The following table sets forth the balances and changes in dollar amount of deposits in the various types of accounts offered by InterWest at the dates indicated.

                                                                           At September 30,
                                                                           ----------------
                                                   1997                               1996                             1995
                                                  Percent                            Percent                          Percent
                                                    of     Increase                    of      Increase                 of
DOLLARS IN THOUSANDS                    Amount     Total  (Decrease)      Amount      Total   (Decrease)     Amount    Total
-----------------------------------------------------------------------------------------------------------------------------
Non-interest bearing deposits. . . .   $150,428    10.24%  $27,410       $123,018      8.85%    $20,861     $102,157    8.10%
Interest bearing checking accounts .    136,402     9.29     9,495        126,907      9.13       3,416      123,491    9.79
Money market accounts. . . . . . . .    185,029    12.60    15,272        169,757     12.22      27,065      142,692   11.32
Savings accounts . . . . . . . . . .    116,135     7.91    (4,424)       120,559      8.68        (323)     120,882    9.59
Certificates . . . . . . . . . . . .    880,466    59.96    31,305        849,161     61.12      77,437      771,724   61.20
                                     ---------------------------------------------------------------------------------------
Total. . . . . . . . . . . . . . . . $1,468,460            $79,058     $1,389,402              $128,456   $1,260,946
                                     -------------------------------------------------------------------------------
                                     -------------------------------------------------------------------------------

FHLB ADVANCES, SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE AND OTHER BORROWINGS--Over the last two fiscal years, InterWest has increased its borrowings from the Federal Home Loan Bank (FHLB) and securities sold under agreements to repurchase. These two borrowing sources increased to $753.6 million as of the end of 1997 from $463.0 million as of September 30, 1996 and $316.6 million as of September 30, 1995. The proceeds from these borrowings were used to fund growth in loans and securities. It is management's intention to decrease the percentage of liabilities represented by borrowings and increase deposits. This should increase net interest income.

      The Federal Home Loan Bank ("FHLB") functions as a central reserve bank providing credit for member financial institutions. As members, InterWests' subsidiary banks are required to own capital stock in the FHLB, and are authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally securities that are obligations of, or guaranteed by, the United States) provided certain standards related to creditworthiness have been met. Advances are made to members pursuant to several different programs. These programs are generally tailored to the institution's need while still reflecting market terms and conditions. InterWest relies upon advances from the FHLB to supplement its supply of lendable funds and to meet liquidity guidelines. The rates on these advances vary from time to time in response to general economic conditions.

     InterWest uses the securities market as a vehicle for borrowing by utilizing its securities available for sale and securities held to maturity as collateral. As of September 30, 1997, InterWest has $259.0 million outstanding in securities sold under agreement to repurchase. These borrowings are collateralized by securities with a fair value exceeding the face value of the borrowings. The following table sets forth certain information regarding borrowings by InterWest during the periods indicated:

                                                      At or For the
                                                        Year Ended
                                                       September 30,
                                                      --------------
DOLLARS IN THOUSANDS                             1997      1996      1995
-----------------------------------------------------------------------------
Maximum amount outstanding at any
 month end during the period:
   FHLB advances . . . . . . . . . . . . . .   $494,948  $386,637  $277,465
   Securities sold under agreements
    to repurchase. . . . . . . . . . . . . .    258,993   119,945    41,090

Approximate average amount outstanding
 during the period:
   FHLB advances . . . . . . . . . . . . . .    347,444   317,554   199,200
   Securities sold under agreements
    to repurchase. . . . . . . . . . . . . .    183,246    56,285    26,434

Balance outstanding at end of period:
   FHLB advances . . . . . . . . . . . . . .    494,648   343,035   275,912
   Securities sold under agreements
    to repurchase. . . . . . . . . . . . . .    258,993   119,945    40,734

Approximate weighted average rate paid
 during the period:
   FHLB advances . . . . . . . . . . . . . .       5.64%     5.53%     5.27%
   Securities sold under agreements
    to repurchase. . . . . . . . . . . . . .       5.66      5.67      5.94

Weighted average rate paid at end
 of period:
   FHLB advances . . . . . . . . . . . . . .       5.68      5.51      5.62
   Securities sold under agreements
    to repurchase. . . . . . . . . . . . . .       5.66      5.45      5.84


CAPITAL REQUIREMENTS

     InterWest Bancorp, Inc. is committed to managing capital for maximum stockholder benefit and maintaining strong protection for depositors and creditors at both the holding company and subsidiary bank level. InterWest manages various capital levels at both the holding company and subsidiary bank level to maintain appropriate capital ratios and levels in accordance with external regulations and capital guidelines established by the Board of Directors of each institution. See Note 17 of the Consolidated Financial Statements for detail of regulatory capital ratios for InterWest Bancorp, Inc. and each of the subsidiary banks.

     InterWest's total stockholders equity was $160.8 million as of September 30, 1997, an increase of $23.1 million or 16.8 percent from $137.7 million as of September 30, 1996. This increase is due to net income of $24.5 million for fiscal year 1997, a $1.8 million decrease in the net unrealized loss on securities available for sale, the scheduled $312,000 repayment of the Employee Stock Ownership Plan (ESOP) loan and $2.2 million from the exercise of common stock options. These increases are offset by $5.2 million in cash dividends declared during fiscal year 1997 and the repurchase and retirement of common stock of $500,000.

     Book value per share increased to $15.39 as of September 30, 1997, from $13.40 as of September 30, 1996. Stockholders' equity as a percentage of total assets decreased from 6.83 percent as of September 30, 1996, to 6.69 percent as of September 30, 1997. This reduction in the capital ratio reflects management's leveraging of the balance sheet to increase net income, net income per share and return on stockholders' equity.

     During fiscal year 1997, InterWest Bancorp, Inc. declared cash dividends totaling $0.59 per share, an increase from $0.48 per share for fiscal year 1996. The amount of dividends reported in the consolidated statement of stockholders' equity varies from these amounts due to the application of the pooling-of-interests method of accounting to the financial statements for the mergers with Central, Pacific, Pioneer and Puget.

LIQUIDITY RESOURCES

     Liquidity management focuses on the need to meet both short-term funding requirements and InterWest's long-term strategies and goals. Specifically, the objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, creditors and borrowers. Management is structuring the balance sheet to meet these needs. InterWest desires to attract and retain consumer and business customer relationships with a focus on transaction accounts and short-term business and consumer lending. InterWest also uses wholesale funds through advances from the Federal Home Loan Bank of Seattle (FHLB) and the sale of securities under agreements to repurchase to fund asset growth. Other sources of funds for liquidity include loan repayments, loan sales, securities sales and mortgage-backed and related security repayments. Repayments on loans and mortgage-backed and related securities and deposit inflows and outflows are impacted by changes in interest rates.

     InterWest has additional capacity to borrow funds from the FHLB through a pre-approved credit line. This credit line has a pledge requirement whereby InterWest must maintain unencumbered collateral with a par value at least equal to the outstanding balance. InterWest uses the securities market as a vehicle for borrowing by utilizing its securities available for sale and securities held to maturity as collateral. These borrowings are collateralized by securities with a market value exceeding the face value of the borrowings. If the market value of the securities were to decline as a result of an increase in interest rates or other factors, InterWest would be required to pledge additional securities or cash as collateral.

     The analysis of liquidity also includes a review of InterWest's consolidated statement of cash flows for fiscal year 1997. The consolidated statement of cash flows details InterWest's operating, investing and financing activities during the fiscal year. The most significant item under operating activities was 1997 net income of $24.5 million. Investing activities included proceeds from the sale of securities available for sale of $359.6 million, security maturities totaling $345.9 million and purchases of securities available for sale and securities held to maturity of $634.1 million and $118.7 million, respectively. Investing activities also included $312.0 million in loan originations, net of principal repayments and $87.8 million of proceeds from the sale of loans. Additionally, $43.8 million of mortgage loans were securitized, held for a period of time as securities available for sale and sold during 1997. As such, total proceeds from the sale of loans originated by InterWest were $131.6 million in 1997. During 1997, financing activities included $289.6 million in borrowing proceeds, net of borrowing repayments, a $79.1 million increase in deposits and a total of $5.0 million paid in cash dividends to stockholders.

MARKET RISK

     InterWest's results of operations are largely dependent upon its ability to manage interest rate risk. Management considers interest rate risk to be a significant market risk that could have a material effect on InterWest's financial condition and results of operations. InterWest does not currently use derivatives to manage market and interest rate risks.

     Historically, InterWest has had a mismatch between the maturities of its assets and liabilities because its customers have traditionally preferred short-term deposits and long-term loans. InterWest is sensitive to the potential change in interest rates and the resulting impact on net interest income. It has been an objective of management to reduce this sensitivity through the use of adjustable rate loans which enables InterWest to better match the duration of its deposit base with these types of assets.

     In addition to adjustable rate loans, InterWest uses a number of additional strategies to minimize the impact on net income during significant changes in interest rates. The strategies utilized by InterWest to achieve this goal include: origination of short-term consumer loans; emphasis on intermediate to long-term fixed-rate certificates of deposit; sales of fixed-rate mortgage loans; growth in non-interest bearing checking accounts; purchases of adjustable rate and callable agency securities; and short-term business lending.

     The table on the following page sets forth the balances of the InterWest's financial instruments at the expected maturity dates as well as the fair value of those financial instruments as of September 30, 1997. The expected maturities take into consideration historical and estimated principal prepayments for loans and securities. Principal prepayments are the amounts of principal reduction, over and above normal amortization. Fixed-rate loans and mortgage backed securities are expected to have annual prepayment rates between 10 percent and 20 percent. Adjustable rate loans and mortgage backed securities are assumed to have prepayment rates between 20 percent and 35 percent. Expected maturities are also adjusted from contractual maturities with respect to callable securities which are expected to mature at the respective call dates.

     The expected maturities for financial liabilities with no stated maturity reflect assumptions based on historical and estimated future roll-off rates. The roll-off rates for non-interest bearing deposits, interest-bearing checking accounts, money market accounts and savings accounts are 14 percent, 20 percent, 33 percent and 20 percent, respectively. The weighted average interest rates for financial instruments presented are actual as of September 30, 1997.

     The estimated fair value amounts have been determined by InterWest using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts InterWest could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The carrying value of cash and cash equivalents and accrued interest receivable is a reasonable estimate of the fair value for such financial assets. The fair values of securities available for sale, securities held to maturity and loans held for sale are based on quoted market rates and dealer quotes. The fair value of fixed-rate loans is based on quoted market rates for similar loans. The fair value for adjustable rate loans is based on discounted cash flows, using estimated interest rates currently offered for loans of similar characteristics adjusted for prepayment estimates. FHLB stock does not have a market and the fair value is unknown. As such, the carrying value is a reasonable estimate of the fair value. The fair value of deposits with no stated maturity, such as checking accounts, money market accounts and savings accounts, is equal to the amount payable on demand as of September 30, 1997. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using a discount rate based on the current average rate for deposits of like maturities of other local institutions. The fair value of FHLB advances and securities sold under agreements to repurchase are estimated based on the present value of future cash flows using a discount rate equal to the rate offered on similar borrowings with similar maturities as of September 30, 1997. The fair value estimates presented are based on information available as of September 30, 1997.

MARKET RISK


Year ended September 30,                   Expected maturity date

DOLLARS IN THOUSANDS                              1998      1999      2000      2001      2002    Thereafter   Total   Fair Value
---------------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS

Cash and cash equivalents
  Non-interest bearing                           68,953                                                        68,953    68,953
  Weighted average interest rate                     --                                                            --        --
  Interest-bearing deposits in banks            166,935                                                       166,935   166,935
  Weighted average interest rate                   6.27%                                                         6.27%       --
Federal Funds Sold                               12,225                                                        12,225    12,225
  Weighted average interest rate                   6.66                                                          6.66        --
Securities available for sale
  Fixed rate                                    293,456    19,038    13,423    15,689    13,123    31,977     386,706   386,706
  Weighted average interest rate                   6.54      6.18      6.26      6.33      6.38      6.53        6.51        --
  Adjustable rate                                57,317    39,352    26,333    17,718    11,800    23,941     176,461   176,461
  Weighted average interest rate                   7.00      7.00      7.02      7.02      7.03      6.82        6.98        --

Securities held to maturity
  Fixed rate                                     28,842     4,120     4,194     3,979     7,475    50,867      99,477    97,453
  Weighted average interest rate                   6.25      5.95      5.72      5.91      5.88      6.16        6.12        --
  Adjustable rate                                 5,775     3,912     2,638     1,771     1,183    17,539      32,818    32,017
  Weighted average interest rate                   7.71      7.78      7.77      7.76      7.74      5.89        6.76        --
Loans receivable, net
  Fixed rate                                     98,606    76,719    70,769    55,526    48,944   200,935     551,499   561,624
  Weighted average interest rate                   8.41      8.17      8.18      7.91      8.05      7.85        8.25        --
  Adjustable rate                               311,261   134,249   104,008    64,901    48,303   124,230     786,952   791,653
  Weighted average interest rate                   9.41      9.15      9.28      9.10      9.14      9.29        9.29        --
Loans held for sale                              10,230        --        --        --        --        --      10,230    10,451
Weighted average interest rate                     7.98        --        --        --        --        --        7.98        --
Accrued interest receivable                      14,551        --        --        --        --        --      14,551    14,551
Weighted average interest rate                       --        --        --        --        --        --          --        --
Federal Home Loan Bank (FHLB) stock                  --        --        --        --        --    27,211      27,211    27,211
Weighted average interest rate                       --        --        --        --        --      8.00        8.00

FINANCIAL LIABILITIES

Non-interest bearing deposits                    21,060    18,112    15,576    13,395    11,520    70,765     150,428   150,428
Weighted average interest rate                       --        --        --        --        --        --          --        --
Interest-bearing checking accounts               27,280    21,824    17,459    13,968    11,174    44,697     136,402   136,402
Weighted average interest rate                     1.39      1.39      1.39      1.39      1.39      1.39        1.39        --
Money market accounts                            61,060    40,910    27,410    18,364    12,304    24,981     185,029   185,029
Weighted average interest rate                     3.73      3.73      3.73      3.73      3.73      3.73        3.73        --
Savings accounts                                 23,227    18,582    14,865    11,892     9,514    38,055     116,135   116,135
Weighted average interest rate                     2.80      2.80      2.80      2.80      2.80      2.80        2.80        --
  Certificates of deposit
  Fixed rate                                    596,052   103,270   117,246     7,356     7,752     1,205     832,881   835,498
  Weighted average interest rate                   5.56      5.79      6.11      6.00      6.07      6.29        5.68        --
  Adjustable rate                                37,373    10,212        --        --        --        --      47,585    48,082
  Weighted average interest rate                   5.22      5.30        --        --        --        --        5.24        --
 FHLB advances and other borrowings
  Fixed rate                                    372,769    73,651    11,553        5    10,405        74      468,457   467,851
  Weighted average interest rate                   5.69      5.62      4.92      7.00      5.48      7.00        5.66        --
  Adjustable rate                                28,518        --        --        --        --        --      28,518    28,580
  Weighted average interest rate                   6.24        --        --        --        --        --        6.24        --
Securities sold under agreements
  to repurchase                                 135,993        --        --        --   123,000        --     258,993   256,486
Weighted average interest rate                     5.56        --        --        --      5.78        --        5.66        --


     While the table presented above helps provide some information about InterWest's interest sensitivity, it does not predict the trends of future earnings. For this reason, InterWest uses financial modeling to forecast earnings under different interest rate projections. While this modeling is helpful in managing interest rate risk, it does require significant assumptions for the projection of loan prepayment rates, loan origination volumes and liability funding sources that may prove to be inaccurate.

FORWARD LOOKING STATEMENTS--In this registration statement, we have included certain "forward looking statements" concerning the future operations of InterWest. It is management's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing InterWest of the protections of such safe harbor with respect to all "forward looking statements" contained in this registration statement. We have used "forward looking statements" to describe the future plans and strategies including our expectations of InterWest's future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could effect results include interest rate trends, the general economic climate in Washington State and the country as a whole, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the "forward looking statements" and undue reliance should not be placed on such statements.

SUPPLEMENTAL MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE PERIOD ENDED MARCH 31, 1998

BASIS OF PRESENTATION

The following discussion is provided for the consolidated operations of InterWest Bancorp, Inc., which includes its wholly owned subsidiaries (collectively InterWest). InterWest Bancorp, Inc.'s wholly owned subsidiaries are InterWest Bank, Pacific Northwest Bank, Pioneer National Bank and First National Bank of Port Orchard. The purpose of this discussion is to focus on significant factors concerning InterWest's financial condition and results of operations. This discussion should be read along with the unaudited supplemental condensed consolidated financial statements (including notes thereto) for an understanding of the following discussion and analysis.

OVERVIEW

InterWest is implementing its plan to become a financial services company that provides a variety of products and services for both individual and business customers. InterWest's sales efforts in consumer and business lending will continue to change the composition of the loan portfolio. InterWest intends to change the funding sources for asset growth. InterWest is emphasizing higher growth in transaction accounts relative to certificates of deposit and borrowings. This is designed to have a positive impact on net interest income, service fee revenue and market penetration while meeting the needs of InterWest's customers.

The merger with Central Bancorporation on August 31, 1996 began this process. Central's subsidiary bank, Central Washington Bank, operated ten offices in central Washington. At the merger date, Central had total consolidated assets of $206.1 million, including total loans receivable of $132.2 million, total deposits of $181.9 million and stockholders' equity of $17.1 million. Each share of Central Bancorporation common stock has been exchanged for 1.41 shares of InterWest Bancorp, Inc. common stock.

Continuing its commitment to commercial banking, InterWest has acquired three financial institutions subsequent to September 30, 1997 and signed a definitive agreement to acquire a fourth prior to the end of fiscal year 1998.

On January 15, 1998, InterWest Bancorp, Inc. acquired Puget Sound Bancorp, Inc. (Puget), of Port Orchard, Washington, the holding company of First National Bank of Port Orchard. Under the terms of this transaction, Puget merged into InterWest Bancorp, Inc., with First National Bank of Port Orchard becoming a subsidiary of InterWest Bancorp, Inc. First National Bank of Port Orchard operates three branch offices in western Washington. At the acquisition date, Puget had total consolidated assets of $53.1 million, including total loans receivable of $38.7 million, total deposits of $45.6 million, and stockholders' equity of $5.9 million. Each share of Puget common stock has been exchanged for 1.67 shares of InterWest common stock.

On June 15, 1998, InterWest Bancorp, Inc. acquired Pacific Northwest Bank (Pacific), of Seattle, Washington. Under the terms of this transaction, Pacific has become a subsidiary of InterWest Bancorp, Inc. At the acquisition date, Pacific had four offices in the metropolitan Seattle area of western Washington and total assets of $200.2 million, including total loans receivable of $150.1 million, total deposits of $170.2 million, and stockholders' equity of $16.8 million. Each share of Pacific common stock has been exchanged for 3.95 shares of InterWest Bancorp, Inc. common stock.

On June 16, 1998, InterWest Bancorp, Inc. acquired Pioneer Bancorp, Inc. (Pioneer), of Yakima, Washington, the holding company of Pioneer National Bank. Under the terms of this transaction, Pioneer merged into InterWest Bancorp, Inc., with Pioneer National Bank becoming a subsidiary of InterWest Bancorp, Inc. Pioneer National Bank operates five branch offices in central Washington. At the acquisition date, Pioneer had total consolidated assets of $108.4 million, including total loans receivable of $63.4 million, total deposits of $87.2 million, and stockholders' equity of $9.3 million. Each share of Pioneer common stock has been exchanged for 1.34 shares of InterWest Bancorp, Inc. common stock.

These mergers have been accounted for using the pooling-of-interests method of accounting. In accordance with generally accepted accounting principles, prior period financial statements, as well as management discussion and analysis have been restated as if the companies were combined for all periods presented.

RESULTS OF OPERATIONS

Net income was $5.6 million for the quarter ended March 31, 1998, compared to $5.9 million for the quarter ended March 31, 1997. Basic and diluted net income per share was $0.53 and $0.52 for the quarter ended March 31, 1998 compared to $0.57 and $0.56, respectively for the quarter ended March 31, 1997. For the six months ended March 31, 1998 net income was $12.0 million compared to $11.7 million for the six months ended March 31, 1997. Basic and diluted net income per share was $1.15 and $1.12 for the six months ended March 31, 1998 compared to $1.13 and $1.10, respectively for the six months ended March 31, 1997.

The results of operations for the quarter and six months ended March 31, 1998 have been impacted by nonrecurring merger related charges associated with the merger with Puget Sound Bancorp on January 15, 1998. Net income before nonrecurring merger related charges was $6.6 million and $13.0 for the quarter and six months ended March 31, 1998, respectively. Basic and diluted net income per share before merger related charges was $0.63 and $0.62 for the quarter and $1.25 and $1.21 for the six months ended March 31, 1998.

Merger related charges incurred during the quarter and six months ended March 31, 1998 are summarized as follows:


DOLLARS IN THOUSANDS
-----------------------------------------------------------------
Severance and other personnel expenses                  $462
Professional fees                                        397
Data and facilities conversion                           269
Other                                                    172
                                                      ------
                                                       1,300
Merger related provision for losses on loans             100
                                                      ------
Total merger related expenses                          1,400
Income tax benefit                                      (355)
                                                      ------
Merger related expenses, net of tax                   $1,045
                                                      ------
                                                      ------

The following table summarizes net income, net income per share and key financial ratios before and after nonrecurring merger related expenses:

                                                     Quarter ended March 31,    Six months ended March 31,
Dollars in thousands, except per share amounts        1998           1997          1998           1997
----------------------------------------------------------------------------------------------------------
BEFORE MERGER RELATED EXPENSES

   Net income                                        $6,598         $5,946        $13,007        $11,727
                                                     ---------------------------------------------------
                                                     ---------------------------------------------------
   Basic net income per share                         $0.63          $0.57          $1.25          $1.13
                                                     ---------------------------------------------------
                                                     ---------------------------------------------------
   Diluted net income per share                       $0.62          $0.56          $1.21          $1.10
                                                     ---------------------------------------------------
                                                     ---------------------------------------------------
   Efficiency ratio                                   59.76%         57.27%         59.75%         57.82%

   Return on average stockholders' equity             15.85%         16.46%         15.86%         16.45%

   Return on average assets                            1.14%          1.14%          1.11%          1.14%

                                                     Quarter ended March 31,    Six months ended March 31,
Dollars in thousands, except per share amounts        1998           1997          1998           1997
----------------------------------------------------------------------------------------------------------
AFTER MERGER RELATED EXPENSES

   Net income                                        $5,553         $5,946        $11,962        $11,727
                                                     ---------------------------------------------------
                                                     ---------------------------------------------------
   Basic net income per share                         $0.53          $0.57          $1.15          $1.13
                                                     ---------------------------------------------------
                                                     ---------------------------------------------------
   Diluted net income per share                       $0.52          $0.56          $1.12          $1.10
                                                     ---------------------------------------------------
                                                     ---------------------------------------------------
   Efficiency ratio                                   64.74%         57.27%         62.29%         57.82%

   Return on average stockholders' equity             13.34%         16.46%         14.59%         16.45%

   Return on average assets                            0.96%          1.14%          1.02%          1.14%


NET INTEREST INCOME--Net interest income before provision for losses on loans increased to $19.5 million for the quarter ended March 31, 1998, compared to $18.4 million for the quarter ended March 31, 1997. For the six months ended March 31, 1998 net interest income before provision for losses on loans was $38.5 million, an increase from $36.3 million for the six months ended March 31, 1997. The increase in net interest income is due to growth in interest-earning assets which is partially offset by a decrease in the margin earned on these assets.

InterWest's net interest margin was 3.59 percent for the quarter ended March 31, 1998, a decrease from 3.74 percent for the quarter ended March 31, 1997. For the six months ended March 31, 1998 net interest margin was 3.50 percent, a decrease from 3.78 percent for the six months ended March 31, 1997.

Net interest margin has decreased from the corresponding periods of fiscal year 1997 primarily due to an increase in the cost of funds. The cost of funds has increased due to an increase in the relative percentage of funding from borrowed funds compared with deposits and an increase in the interest rate paid on borrowings.

Net interest margin has also been impacted by the continued flattening of the yield curve. In an interest rate environment with a flat yield curve, the margin earned on mortgage lending has decreased due to the compression of the interest rate spread between short-term deposit and borrowing rates and lending rates. InterWest focused on originating adjustable-rate loans, increasing short-term business and consumer loans and selling fixed-rate mortgage loans in the secondary market to offset the impact of a flat yield curve.

Interest income for the quarter ended March 31, 1998 was $44.2 million compared to $39.9 million for the quarter ended March 31, 1997. For the six months ended March 31, 1998, interest income was $89.1 million compared to $79.2 million for the six months ended March 31, 1997. The increase is due to growth in interest-earning assets, which is partially offset by a decrease in the yield earned on those assets. The yield on interest-earning assets decreased to 8.12 percent and 8.11 percent for the quarter and six months ended March 31, 1998, compared to 8.16 percent and 8.23 percent for the quarter and six months ended March 31, 1997.

Interest expense increased to $24.7 million for the quarter ended March 31, 1998 compared to $21.5 million for the quarter ended March 31, 1997. For the six months ended March 31, 1998 interest expense was $50.6 million compared to $42.8 million for the six months ended March 31, 1997. This is due to an increase in the balance of interest-bearing liabilities and an increase in the cost of funds from the prior year. Interest-bearing liabilities increased to fund the growth in interest-earning assets. The increase in the cost of funds is due to the fact that the growth in interest-bearing liabilities has been borrowings which bears a higher cost than deposits. Borrowings represented 32 percent and 33 percent of interest-bearing liabilities during the quarter and six months ended March 31, 1998 compared to 24 percent and 25 percent for the respective periods of 1997. The cost of borrowings has also increased to 5.66 percent and 5.73 percent for the quarter and six months ended March 31, 1998 as compared to 5.46 percent and
5.58 percent for the quarter and six months ended March 31, 1997.

AVERAGE RATES AND BALANCES

The following tables indicate the average balance and average interest rates earned or paid, interest rate spread and net interest margin for the quarter ended March 31:

                                                   1998                      1997
                                       -------------------------------------------------
                                         Average                   Average
DOLLARS IN THOUSANDS                     Balance         Rate      Balance         Rate
----------------------------------------------------------------------------------------
Loans receivable, net and loans
   held for sale                       $ 1,393,536       9.09%    $1,218,343       9.11%
Securities available for sale,
   securities held to maturity and
   other interest-earning assets           784,672       6.38%       737,848       6.59%
                                       -------------------------------------------------
Total interest-earnings assets           2,178,208       8.12%     1,956,191       8.16%
                                       -------------------------------------------------
Deposits                                 1,446,768       4.14%     1,458,317       4.16%
FHLB advances, securities
   sold under agreements
   to repurchase and                       685,552       5.66%       468,235       5.46%
   other borrowings
                                       -------------------------------------------------
Total interest-bearing liabilities       2,132,320       4.63%     1,926,552       4.47%
                                       -------------------------------------------------
Net interest spread                    $    45,888       3.49%       $29,639       3.69%
                                       -------------------------------------------------
                                       -------------------------------------------------
Net interest margin                                      3.59%                     3.75%
                                                         -----                     -----
                                                         -----                     -----

The following tables indicate the average balance and average interest rates earned or paid, interest rate spread and net interest margin for the six months ended March 31:

                                                   1998                      1997
                                       -------------------------------------------------
                                         Average                   Average
DOLLARS IN THOUSANDS                     Balance         Rate      Balance         Rate
----------------------------------------------------------------------------------------
Loans receivable, net and loans
   held for sale                       $ 1,380,686       9.07%    $1,203,766       9.13%
Securities available for sale,
   securities held to maturity and
   other interest-earning assets           816,727       6.49%       720,050       6.73%

                                       -------------------------------------------------
Total interest-earnings assets           2,197,413       8.11%     1,923,816       8.23%
                                       -------------------------------------------------
Deposits                                 1,448,058       4.19%     1,426,543       4.17%
FHLB advances, securities
   sold under agreements
   to repurchase and                       706,826       5.73%       468,804       5.58%
   other borrowings
                                       -------------------------------------------------
Total interest-bearing liabilities       2,154,884       4.70%     1,895,347       4.52%
                                       -------------------------------------------------
Net interest spread                    $    42,529       3.41%       $28,469       3.71%
                                       -------------------------------------------------
                                       -------------------------------------------------
Net interest margin                                      3.50%                     3.78%
                                                         -----                     -----
                                                         -----                     -----

Net interest income is impacted by changes in both interest rates and changes in interest-earning assets and interest-bearing liabilities. The tables presented below are an analysis of these changes for the quarter and six months ended March 31, 1998 as compared to the quarter and six months ended March 31, 1997 (in thousands):


                                       Quarter 1998 vs 1997            Six months 1998 vs 1997
                                       Increase  (Decrease)              Increase (Decrease)
                                        Due to changes in                 Due to changes in

DOLLARS IN THOUSANDS                     Rate      Volume      Total       Rate      Volume     Total
-------------------------------------------------------------------------------------------------------
Loans receivable, net
   and loans held for sale               $(39)     $3,983     $3,944      $(355)     $8,020     $7,665

Securities available for
   sale, securities held
   to maturity and other
   interest-earning assets               (366)        721        355       (824)      3,093      2,269
                                        --------------------------------------------------------------
Total net change in income
   on interest-earning assets            (405)      4,704      4,299     (1,179)     11,113      9,934
                                        --------------------------------------------------------------
INTEREST-BEARING LIABILITIES

Deposits                                  (76)       (120)      (196)        147        451        598

FHLB advances, securities
   sold under agreement to
   repurchase and other
   borrowings                             245       3,069      3,314         362      6,805      7,167
                                        --------------------------------------------------------------
Total net change in expense
   on interest-bearing liabilities        169       2,949      3,118         509      7,256      7,765
                                        --------------------------------------------------------------
Net change in net
   interest income                      $(574)     $1,755     $1,181    $(1,688)     $3,857     $2,169
                                        --------------------------------------------------------------
                                        --------------------------------------------------------------

NONINTERST INCOME--Noninterest income for the quarter ended March 31, 1998 was $6.6 million, an increase from $4.1 million for the quarter ended March 31, 1997. This is primarily due to increased gains on the sale of loans of $1.6 million, an increase of $450,000 in service fee revenue and a $250,000 increase in the gain on sale of securities available for sale. The increase in service fee revenue is primarily due to growth in transaction deposit accounts and the development of new business and consumer banking products. Noninterest income was $12.7 million for the six months ended March 31, 1998, an increase from $8.1 million for the six months ended March 31, 1997. Consistent with the quarterly increase, this is primarily due to an increase in the gain on sale of mortgage loans of $3.2 million and increased service fee revenue of $950,000.

NONINTERST EXPENSE--Excluding nonrecurring merger related charges associated with the Puget Sound Bancorp merger, noninterest expenses were $15.6 million for the quarter ended March 31, 1998, compared to $12.9 million for the quarter ended March 31, 1997. Excluding merger related charges, the operating efficiency ratio was 59.76 percent for the quarter ended March 31, 1998 as compared to 57.27 percent for the quarter ended March 31, 1997. For the six months ended March 31, 1998 noninterest expenses were $30.6 million and the efficiency ratio was 59.75 percent before merger related charges, compared to noninterest expenses of $25.7 million and an efficiency ratio of
57.82 percent for the six months ended March 31, 1997.

The increase in noninterest expenses and the efficiency ratio from the respective periods one year ago is consistent with planned consumer and business loan portfolio growth and diversification of deposit product lines. Increases in compensation and benefits, general and administrative, occupancy and data processing expenses are due to bank expansion and diversification, enhanced focus on consumer and business banking products and services, and the opening of new branches. Key elements of the consumer and business banking focus were the development of credit administration, business and consumer lending support, business relationship officers and the addition of several experienced commercial banking management personnel. During the quarter ended March 31, 1998, InterWest recorded an expense of $550,000 associated with fair value adjustments on certain properties in the real estate held for development portfolio. This expense resulted from the periodic assessment of the value of the real estate held for sale and for development portfolios and the risks associated with respective properties.

INCOME TAX EXPENSE--Income tax expense was $3.1 million and $6.5 million for the quarter and six months ended March 31, 1998, compared to $3.1 million and $6.1 million for the quarter and six months ended March 31, 1997, respectively. The effective tax rates were 35.7 percent and 35.1 percent for the quarter and six months ended March 31, 1998, compared to 34.6 percent and
34.1 percent for the quarter and six months ended March 31, 1997. The higher effective tax rate in 1998 is due to certain merger expenses that are not deductible for federal income tax purposes.

REVIEW OF FINANCIAL CONDITION

Total assets were $2.394 billion as of March 31, 1998, compared to $2.403 billion as of September 30, 1997. The loan portfolio, including loans held for sale, has increased 4.5 percent from $1.349 billion at September 30, 1997, to $1.410 billion as of March 31, 1998. Other interest-earning assets, which includes securities available for sale, securities held to maturity, FHLB stock, federal funds sold and interest-bearing deposits in banks, decreased 7.2 percent from $901.8 million at September 30, 1997 to $836.9 million as of March 31, 1998.

Total liabilities were $2.226 billion as of March 31, 1998, compared to $2.242 billion as of September 30, 1997. This change resulted from a decrease in borrowings of $39.0 million, which is partially offset by an increase in deposits of $23.7 million.

SECURITIES AND OTHER INTEREST-EARNING ASSETS--As of March 31, 1998, InterWest had $647.1 million or 87 percent of its securities classified as available for sale. The available for sale portfolio is required to be carried at fair value, thus its carrying value fluctuates with changes in market conditions. As of March 31, 1998, InterWest has an unrealized loss on securities available for sale of $1.3 million as compared to an unrealized loss of $1.7 million as of September 30, 1997. The remaining $99.6 million or 13 percent of securities are classified as held to maturity. As permitted by SFAS No. 115 "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES", upon the merger with Puget Sound Bancorp and subsequent restructuring of First National Bank of Port Orchard's investment portfolio, $4.7 million of securities classified as held to maturity have been transferred to the available for sale portfolio.

LOANS RECEIVABLE AND LOANS HELD FOR SALE--The loan portfolio, including loans held for sale, increased $61.0 million from September 30, 1997. The business (which includes commercial and agricultural loans) and consumer loan principal balances outstanding has increased to $203.9 and $76.7 million as of March 31, 1998, representing annual growth rates of 19.5 percent and 7.7 percent, respectively. As of March 31, 1998, outstanding business loans represent 14.2 percent and consumer loans 5.4 percent of the total loan portfolio compared to 13.6 percent and 5.4 percent, respectively, as of September 30, 1997. InterWest will continue activities to implement a strategy of changing the composition of the loan portfolio. Real estate mortgage loans have experienced an annualized growth rate of 4.6 percent during the first six months of fiscal year 1998 and real estate construction loans outstanding have increased by $17.7 million for the same period.
During the quarter ended March 31, 1998, InterWest experienced record real estate mortgage loan originations. However, there is not a corresponding growth in real estate mortgage loan balances due to mortgage banking activities to sell fixed rate mortgage loans and high prepayment rates on real estate mortgage loans compared to recent periods.

The following table indicates the loan portfolio mix as of March 31, 1998, and September 30, 1997:


DOLLARS IN THOUSANDS               March 31, 1998      September 30, 1997
--------------------------------------------------------------------------
Real estate mortgage loans
   Single-family residential           $724,972             $701,840
   Multi-family residential              57,986               58,137
   Commercial                           213,562              214,232
Real estate construction                154,266              136,580
Consumer loans                           76,707               73,876
Commercial loans                        168,671              155,265
Agricultural loans                       35,229               30,491
                                     -------------------------------
                                      1,431,393            1,370,421
Less:
  Allowance for losses on loans          11,447               11,104
  Deferred loan fees and discounts        9,618               10,636
                                     -------------------------------
                                     $1,410,328           $1,348,681
                                     -------------------------------
                                     -------------------------------

Interest is accrued on loans receivable until the loan is 90 days delinquent or management doubts the collectibility of the loan or the unpaid interest, at which time InterWest establishes a reserve for any accrued interest. All loans on which interest is not being accrued are referred to as non-accrual loans. As of March 31, 1998, non-accrual loans totaled $6.9 million, an increase from $5.5 million as of September 30, 1997. Total non-performing assets, including non-accrual loans and real estate owned through foreclosure, increased to $14.0 million or 0.59 percent of total assets as of March 31, 1998, compared to $12.4 million or 0.52 percent of total assets as of September 30, 1997.

The following table summarizes non-performing assets as of March 31, 1998 and September 30, 1997:


DOLLARS IN THOUSANDS                 March 31, 1998      September 30, 1997
---------------------------------------------------------------------------
NONACCRUAL LOANS

Real estate mortgage loans
  Single-family residential              $3,807               $3,181
  Multi-family residential                  229                  407
  Commercial                                834                  805
Real estate construction                    626                  234
Consumer loans                              238                  417
Commercial loans                          1,139                  343
Agricultural loans                           16                   78
                                        ----------------------------
  Total nonaccrual loans                  6,889                5,465

REAL ESTATE OWNED THROUGH FORECLOSURE

Single-family residential                 2,255                2,100
Multi-family residential                    414                   --
Commercial                                4,482                4,845
                                        ----------------------------
  Total real estate owned through
    foreclosure                           7,151                6,945
                                        ----------------------------
Total non performing assets             $14,040              $12,410
                                        ----------------------------
                                        ----------------------------

The allowance for losses on loans totaled $11.4 million (0.81 percent of loans) as of March 31, 1998 compared to $11.1 million (0.82 percent of loans) as of September 30, 1997. Net loan charge-offs were $428,000 or 0.03 percent of the average balance of loans outstanding for the six months ended March 31, 1998. InterWest assesses the risk level inherent in the loan portfolio to provide adequate reserves to meet these risks as a part of the ongoing review of the loan portfolio. Non-performing assets and delinquency trends are key elements in determining the allowance for losses on loans. The allowance for losses on loans is also determined by taking into consideration general economic conditions in the market InterWest serves, historical loss experience, individual loan review findings, loan mix and the level of loans relative to the allowance for losses on loans.

The following tables summarize the activity in allowance for losses on loans during the quarter and six months ended March 31:

                                              Quarter                    Six months
DOLLARS IN THOUSANDS                   1998           1997           1998          1997
-----------------------------------------------------------------------------------------

Balance at beginning of period       $11,009        $10,709        $11,104        $10,235

Provisions                               571            512            846            930

Pooling adjustment                                                     (75)

Recoveries                                79             34            195            178

Charge-offs                             (212)          (268)          (623)          (356)
                                     ----------------------------------------------------
Balance at end of period             $11,447        $10,987        $11,447        $10,987
                                     ----------------------------------------------------
                                     ----------------------------------------------------

DEPOSITS--Certificates of deposit increased $14.5 million or 1.6 percent from September 30, 1997 and currently represent 60.0 percent of total deposits. Transaction account balances increased $9.2 million or 1.6 percent from September 30, 1997 and currently represent 40.0 percent of total deposits.

The following table indicates the deposit mix as of March 31, 1998 and September 30, 1997:


DOLLARS IN THOUSANDS                        March 31, 1998   September 30, 1997
-------------------------------------------------------------------------------
Non-interest bearing deposits                  $146,823         $150,428
Interest-bearing checking accounts              142,706          136,402
Money market accounts                           197,064          185,029
Savings accounts                                110,618          116,135
Certificates                                    894,956          880,466
                                             ---------------------------
Total                                        $1,492,167       $1,468,460
                                             ---------------------------
                                             ---------------------------

STOCKHOLDERS' EQUITY--InterWest's total stockholders' equity was $167.1 million as of March 31, 1998, an increase of $6.3 million from $160.8 million as of September 30, 1997. This increase is due to net income of $12.0 million for the six months ended March 31, 1998, $300,000 in proceeds from the exercise of common stock options and a $300,000 decrease in the net unrealized loss on securities available for sale. These changes are offset by $3.4 million in common stock dividends declared during the six months ended March 31, 1998, the borrowing of $1.6 million to purchase common stock for the ESOP and a $1.3 million pooling of interests accounting adjustment to December 31 fiscal year end of Pacific, Pioneer and Puget with InterWest's September 30 fiscal year end in accordance with generally accepted accounting principles. For the quarter ended March 31, 1998 InterWest Bancorp, Inc. declared dividends totaling $0.19 per share, which was an increase from $0.18 per share for the quarter ended December 31, 1997. Book value per share was $16.00 as of March 31, 1998, which was an increase from $15.39 as of September 30, 1997. Stockholders' equity as a percentage of total assets increased from 6.69 percent as of September 30, 1997, to 6.98 percent as of March 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

Management of liquidity focuses on the need to meet both short-term funding requirements and InterWest's long-term strategies and goals. Specifically, the objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, creditors and borrowers. Management has structured the balance sheet to meet these needs. InterWest desires to attract and retain consumer and business customer relationships with a focus on transaction accounts and short-term business and consumer lending. InterWest also uses wholesale funds through advances from the Federal Home Loan Bank of Seattle (FHLB) and the sale of securities under agreements to repurchase them to fund asset growth. Other sources of funds for liquidity include loan repayments, loan sales, securities sales and mortgage-backed and related security repayments. Repayments on loans and mortgage-backed and related securities and deposit inflows and outflows can be significantly impacted by interest rates.

InterWest has additional capacity to borrow funds from the FHLB through a preapproved credit line. This credit line has a pledge requirement whereby InterWest must maintain unencumbered collateral with a par value at least equal to the outstanding balance. As of March 31, 1998, InterWest has $586.9 million outstanding in advances from the FHLB. InterWest uses the securities market as a vehicle for borrowing by utilizing its securities available for sale and securities held to maturity as collateral. As of March 31, 1998, InterWest has $128.4 million outstanding in securities sold under agreement to repurchase. These borrowings are collateralized by securities with a market value exceeding the face value of the borrowings. If the market value of the securities were to decline as a result of an increase in interest rates or other factors, InterWest would be required to pledge additional securities or cash as collateral.

InterWest is committed to managing capital for maximum stockholder benefit and maintaining strong protection for depositors and creditors. InterWest manages various capital levels at both the holding company and subsidiary bank level to maintain appropriate capital ratios and levels in accordance with external regulations and capital guidelines established by the Board of Directors. InterWest Bancorp, Inc. and it's subsidiaries, InterWest Bank, Pacific Northwest Bank, Pioneer National Bank and First National Bank of Port Orchard, are subject to risk-based capital guidelines requiring minimum capital levels based on the perceived credit risk of assets.

FDIC regulations establish the amount of capital for each of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established categories of institutions. The regulations define the relevant capital levels for the five categories In general terms, the capital definitions are as follows:

                                        Total Capital       Tier 1              Tier 1
                                        (to Risk            (to Risk            (to Average
                                        Weighted Assets)    Weighted Assets)    Assets)
                                        ----------------    ----------------    -----------
Well capitalized                        10%                 6%                  5%
Adequately capitalized                  8%                  4%                  4%
Undercapitalized                        Below 8%            Below 4%            Below 4%
Significantly undercapitalized          Below 6%            Below 3%            Below 3%
Critically undercapitalized             -                   -                   2% or less


InterWest Bancorp, Inc. is subject to risk-based capital guidelines issued by the Federal Reserve Board (FRB) which establish a risk-adjusted ratio relating capital to different categories of assets. InterWest Bancorp Inc.'s Tier I capital is comprised of stockholders' equity less certain intangibles, and excludes the equity impact of adjusting securities available for sale to fair value. Total capital is Tier I capital and the allowance for losses on loans. The FRB's risk-based capital rules have been supplemented by a leverage capital ratio, defined as Tier I capital to adjusted quarterly average total assets. As of March 31, 1998, under the FRB's capital guidelines, InterWest Bancorp Inc.'s levels of consolidated regulatory capital exceed the FRB's minimum requirements.

As of March 31, 1998, InterWest Bancorp, Inc., InterWest Bank, Pacific Northwest Bank, Pioneer National Bank and First National Bank of Port Orchard were in compliance with the well-capitalized capital requirements. Management believes that under the current regulations InterWest Bancorp, Inc. and subsidiaries will continue to meet minimum capital requirements in the foreseeable future. However, events beyond the control of InterWest, such as a downturn in the economy in areas where InterWest has most of their loans, could adversely affect future earnings and, consequently, the ability of InterWest to meet future minimum capital requirements.

The capital amounts and ratios as of March 31, 1998 for each entity are presented in the following table:

                                                                                  To Be Well
                                                                                  Capitalized Under
                                                           For Capital            Prompt Corrective
                                            Amount         Adequacy Purposes      Action Provisions
DOLLARS IN THOUSANDS                  Amount      Ratio    Amount     Ratio       Amount      Ratio
----------------------------------------------------------------------------------------------------
INTERWEST BANCORP, INC.
Total Capital
  (to Risk Weighted Assets)          $177,045     13.80%   $102,664     8.0%      $128,330    10.0%
Tier I Capital
  (to Risk Weighted Assets)           165,598     12.90%     51,332     4.0%        76,998     6.0%
Tier I Capital
  (to Average Assets)                 165,598      7.15%     69,451     3.0%       115,752     5.0%

INTERWEST BANK:
Total Capital
  (to Risk Weighted Assets)          $142,837     14.01%    $81,594     8.0%      $101,993    10.0%
Tier I Capital
  (to Risk Weighted Assets)           134,055     13.14%     40,797     4.0%        61,196     6.0%
Tier I Capital
  (to Average Assets)                 134,055      6.78%     79,075     4.0%        98,844     5.0%

PACIFIC NORTHWEST BANK
Total Capital
  (to Risk Weighted Assets)           $17,738     11.36%    $12,497     8.0%       $15,621    10.0%
Tier I Capital
  (to Risk Weighted Assets)            16,338     10.46%      6,248     4.0%         9,373     6.0%
Tier I Capital
  (to Average Assets)                  16,338      8.81%      7,419     4.0%         9,273     5.0%

PIONEER NATIONAL BANK
Total Capital
  (to Risk Weighted Assets)           $10,006     14.54%     $5,315     8.0%        $6,644    10.0%
Tier I Capital
  (to Risk Weighted Assets)             9,227     13.35%      2,658     4.0%         3,986     6.0%
Tier I Capital
  (to Average Assets)                   9,227      6.91%      4,199     4.0%         5,249     5.0%

FIRST NATIONAL BANK OF PORT ORCHARD:
Total Capital
  (to Risk Weighted Assets)            $5,960     14.54%     $3,279     8.0%        $4,099    10.0%
Tier I Capital
  (to Risk Weighted Assets)             5,474     13.35%      1,640     4.0%         2,459     6.0%
Tier I Capital
  (to Average Assets)                   5,474     10.19%      2,148     4.0%         2,686     5.0%


InterWest had paid annual cash dividends for 13 years. Currently, InterWest pays quarterly dividends which it intends to continue to do. The amount of future dividends will be based on InterWest's earnings and financial condition and is restricted by federal and state tax laws and by tax considerations related to financial institutions. Generally, InterWest is precluded from paying dividends on its common stock if its regulatory capital would be reduced to a level below regulatory capital requirements. InterWest is also restricted by income appropriated to allowance for losses on loans and deducted for federal income taxes.

YEAR 2000 ISSUES--The century date change for the Year 2000 is a serious issue that may impact virtually every organization, including InterWest. The challenge is especially important to financial institutions since many processes, such as interest accruals and payments, are date sensitive and InterWest has interaction with numerous customers, vendors and third party service providers whom must also address the century date change issue.

InterWest has developed a plan, is developing contingency plans and has performed assessments on its systems. As part of InterWest's process to address the Year 2000 issue, InterWest has implemented a program to monitor Year 2000 efforts of its suppliers, service providers and large customers. Testing on systems identified as critical to validate upgrades, vendor certification and other changes necessary is expected to begin in 1998. Current estimates indicate renovation costs will not be material to InterWest's results of operations. Costs incurred related to renovating and testing will be expensed in the period incurred. InterWest could possibly be impacted by the century change to the extent other entities not affiliated with InterWest are unsuccessful in addressing this issue.

FORWARD LOOKING STATEMENTS--In this document, InterWest has included certain "forward looking statements" within the meaning of the Private Securities
Litigation Reform Act of 1995.   This statement is for the express purpose of
availing InterWest of the protections of such safe harbor with respect to all "forward looking statements". InterWest has used "forward looking statements" to describe future plans and strategies including expectations of InterWest's future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could effect results include interest trends, the general economic climate in Washington state and the country as a whole, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the "forward looking statements" and undue reliance should not be placed on such statements.